Filed pursuant to Rule 424(b)(4)

File No. 333-259278

PROSPECTUS

3,500,000 Shares

Common Stock

This is the initial public offering of shares of common stock of Cyngn Inc.

Prior to this offering, there was no public market for our common stock. We are offering 3,500,000 shares of our common stock. The initial public offering price of our shares of common stock is $7.50 per share. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “CYN” and will begin trading on October 20, 2021.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$7.50	$26,250,000
Underwriting discounts and commissions(1)	$0.525	$1,837,500
Proceeds, before expenses, to us	$6.975	$24,412,500

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(1)    The underwriters will be reimbursed for certain expenses incurred in the offering. See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and expenses.

We have granted to the underwriters an option to purchase up 525,000 additional shares of common stock to cover overallotments, if any, exercisable at any time until 45 days after the date of this prospectus.

The underwriters expect to deliver the shares of common stock to purchasers in the offering on or about October 22, 2021.

AEGIS CAPITAL CORP.

The date of this prospectus is October 19, 2021

Cyngn's opportunity

Over $119 Billion*

annual driver labor costs for material handling vehicles

883,000
units shipped in 2019 by the top 10 material handling vehicle manufacturers [1]

$32
average cost per hour for transportation and material moving employees in the US [2]

4,174
hours a vehicle is used per year, based on typical two-shift per day operation

Automating material handling vehicles increases productivity, improves safety, lowers cost of labor, and reduces dependence on labor.

*883,000 vehicles x 4,174 hours/yr x $32.34/hr = $119B. See additional discussion under *Automation Solutions for Industrial Equipment (p. 44)*. We do not currently have paying customers.

1. abiresearch.com. Whitepaper | Trends In Supporting And Scaling Modern Automation. https://go.abiresearch.com/lp-trends-in-supporting-and-scaling-modern-automation.
2. https://www.bls.gov/news.release/pdf/ecec.pdf

Cyngn has the technology

and intellectual property to capitalize on this mission-critical need for automation.

Our flexible, scalable solution has brought autonomy to 9 different vehicle types using one software solution.

Cyngn's Enterprise Autonomy Suite*

Our autonomous-driving sofware is a scalable solution that can be used to retrofit existing fleets or embedded in new vehicles off the assembly line.

*Currently available as a private beta release to select customers. We do not currently have paying customers for EAS. For additional discussion, see **Company Overview** (p. 2, 37). *Beta release* definition available in **Glossary** (p. 4).

Cyngn Brings Artificial Intelligence to Industrial Vehicles

- Broadly applicable to different vehicle types and use cases
- Artificial Intelligence-based perception
- Context-aware prediction
- Decision engine with high level of abstraction
- Intelligent motion planning and adaptive vehicle control
- Real-time data analytics and business insights
- Interoperable fleet management and teleoperations

Our expanding ecosystem of strategic partnerships enhances the scalability of our solutions, accelerates our deployment timeline, and expands our reach to international markets.

here COLUMBIA First Transit ARILOU

nerospec Symboticware FormelD Airbiquity

*These partnerships are established through mutually beneficial, non-binding memorandums of understanding or partnering agreements for the purpose of joint go-to-market efforts. Refer to **Company Overview** (p. 2) and **Risks Factors** (p. 9, 11, 12, 17, 22-24) for additional discussion.

These Strategic Partnerships Are Driving Cyngn's Growth*

Partnerships to Drive Integration

Partnerships with vehicle manufacturers to launch aftermarket autonomous vehicle solutions will give rise to integrating our technology directly into newly manufactured vehicles.

Partnerships to Drive Market Penetration

Partnerships that leverage existing distribution, maintenance, and service channels enable fast, scalable deployments with proven value chains.

Partnerships to Drive Technology Leadership

Cyngn has built a flexible, modular autonomous vehicle software that utilizes best-in-class complementary technologies like sensing and compute hardware, connectivity, and cybersecurity.

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* These partnerships are established through mutually beneficial, non-binding memorandums of understanding or partnering agreements for the purpose of joint go-to-market efforts. Refer to **Company Overview** (p. 2) and **Risks Factors** (p. 9, 11, 12, 17, 22-24) for additional discussion.

Cyngn Enables Autonomous Vehicle Deployment Across a Diverse spectrum of Industrial Environments.

Loblaw Shuttles Analytics - Production
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6
Unique Devices Online
356
Total Asset Count
Error Counts

You should rely only on the information contained in this prospectus or in any free writing prospectuses or amendments thereto that we may provide to you in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give to you. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted.

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GENERAL MATTERS

Unless otherwise indicated, all references to “dollars,” “US$,” or “$” in this prospectus are to United States dollars.

This prospectus contains various company names, product names, trade names, trademarks and service marks, all of which are the properties of their respective owners.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes no exercise of the over-allotment option.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Information contained on our websites, including www.cyngn.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the units offered hereunder.

Through and including November 13, 2021 all dealers effecting transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter with respect to an unsold allotment or subscription.

For investors outside the United States, neither we nor any of our agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in those industries. Although our management believes such information to be reliable, neither we nor our management have independently verified any of the data from third party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the agents have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Cyngn” “the Company,” “we,” “us” and “our” in this prospectus refer to Cyngn Inc. and its consolidated subsidiaries.

Company Overview

We are an autonomous vehicle (AV) technology company that is focused on addressing industrial uses for autonomous vehicles. We believe that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, lagging technological advancements from incumbent vehicle manufacturers, and high upfront investment commitment.

Industrial sites are typically rigid environments with consistent standards as opposed to city streets that have more variable environmental and situational conditions and diverse regulations. These differences in operational design domains (ODD) will be major factors that make proliferation of industrial AVs in private settings achievable with less time and resources than AVs on public roadways. Namely, safety and infrastructure challenges are cited as roadblocks that have delayed AVs from operating on public roadways at scale1. Our focus on industrial AVs simplifies these challenges because industrial facilities (especially those belonging to a single end customer that operates similarly at different sites) share much more in common than different cities do. Furthermore, our end customers own their infrastructure and can make changes more easily than governments can on public roadways.

With these challenges in mind, we are developing an Enterprise Autonomy Suite (EAS) that leverages advanced in-vehicle autonomous driving technology and incorporates leading supporting technologies like data analytics, fleet management, cloud, and connectivity. EAS provides a differentiated solution that we believe will drive pervasive proliferation of industrial autonomy and create value for customers at every stage of their journey towards full automation and the adoption of Industry 4.0.

EAS is a suite of technologies and tools that we divide into three complementary categories:

1.      DriveMod, our modular industrial vehicle autonomous driving software;

2.      Cyngn Insight, our customer-facing tool suite for monitoring and managing AV fleets (including remotely operating vehicles) and aggregating/analyzing data; and

3.      Cyngn Evolve, our internal tool suite and infrastructure that facilitates artificial intelligence (AI) and machine learning (ML) training to continuously enhance our algorithms and models and provides a simulation framework (both record/rerun and synthetic scenario creation) to ensure that data collected in the field can be applied to validating new releases.

Legacy automation providers manufacture specialized industrial vehicles with integrated robotics software for rigid tasks, limiting automation to narrow uses. Unlike these specialized vehicles, EAS can be compatible with existing vehicle assets in addition to new vehicles that have been purpose built for autonomy by vehicle manufacturers. EAS is operationally expansive, vehicle agnostic, and compatible with indoor and outdoor environments. By offering flexible autonomous services, we aim to remove barriers to industry adoption.

We understand that scaling of autonomy solutions will require an ecosystem made up of different technologies and services that are enablers for AVs. Our approach is to forge strategic collaborations with complementary technology providers that accelerate AV development and deployment, provide access to new markets, and create new capabilities. Our focus on designing DriveMod to be modular will combine with our experience deploying AV technology on diverse industrial vehicle form factors, which will be difficult for competitors to replicate.

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1        https://www.electronicdesign.com/markets/automotive/article/21122331/autonomous-vehicles-are-we-there-yet

We expect our technology to generate revenue through two main methods: deployment and EAS subscriptions. Deploying our EAS requires us and our integration partners to work with a new client to map the job site, gather data, and install our AV technology within their fleet and site. We anticipate that new deployments will yield project-based revenues based on the scope of the deployment. After deployment, we expect to generate revenues by offering EAS through a Software as a Service (SaaS) model, which can be considered the AV software component of Robotics as a Service (RaaS). Although we have not offered, and have no present intention to offer, the robotic assets ourselves directly to the end customer, our software can be part of a combined offering with third parties, such as an OEM.

RaaS is a subscription model that allows customers to use robots/vehicles without purchasing the hardware assets upfront. We will seek to achieve sustained revenue growth largely from ongoing SaaS-style EAS subscriptions that enable companies to tap into our ever-expanding suite of AV and AI capabilities as organizations transition into full industrial autonomy.

At this time, EAS is available as a private beta release2. Early versions of EAS have been deployed with customers in the past, including an unpaid customer trial in 2017 and a paid customer pilot in 2018, which ended in 2019. We do not currently have any customers, and we do not currently have recurring revenues from EAS. We plan to engage with select customers for limited paid deployments of our EAS beta release over the next 18-24 months (beta phase). Further, we expect EAS to continually be developed and enhanced according to evolving customer needs in the future, which will take place concurrently while other features of EAS are commercialized as is typical in software products.

During the beta phase, we will prepare EAS for scaled commercialization that is targeted in 2024. Key activities that will occur during the beta phase include but are not limited to collecting and training on additional data, enhancing various components of DriveMod and Cyngn Insight based on our experience with beta customers, increasing customer support, and conducting paid beta deployments of increasing scale with select customers. We estimate the costs to prepare EAS for scaled commercialization to be roughly $18M-$23M and expect the limited paid beta deployments to offset some of the ongoing R&D costs of developing EAS. There can be no guarantee that the actual amount required to prepare EAS for scaled commercialization will not exceed these estimates or that limited paid deployments that would offset some of these costs will be at the level we have planned. We target scaled deployments and recurring revenues to begin in 2024, which we expect to drive additional spending in sales, marketing, and customer support while EAS continues to undergo technology and product feature enhancements on an ongoing basis.

Our go-to-market strategy is to acquire new customers that use industrial vehicles in their mission-critical and daily operations by (a) leveraging the relationships and existing customers of our network of strategic partners, (b) bringing AV capabilities to industrial vehicles as a software service provider, and (c) executing a robust in-house sales and marketing effort to nurture a pipeline of industrial organizations. Our focus is on acquiring new customers who are either looking (a) to embed our technology into their vehicle product roadmaps or (b) to apply autonomy to existing fleets with our vehicle retrofits. In turn, our customers are any organizations that could benefit from our EAS solution, including original equipment manufacturers (OEM) that supply industrial vehicles, end customers that operate their own industrial vehicles, or service providers that operate industrial vehicles for end customers.

As OEMs and leading industrial vehicle users seek to increase productivity, reinforce safer working environments, and scale their operations, we believe Cyngn is uniquely positioned to deliver a dynamic autonomy solution via our EAS to a wide variety of industrial uses. Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have deployed DriveMod software on nine different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and 5-meter-long cargo vehicles demonstrating the extensibility of our AV building blocks. These deployments were prototypes or part of proof-of-concept projects. Of these deployments, two were at customer sites. For one deployment we were paid $166,000 and the other was part of our normal R&D activities.

Our strategy upon establishing a customer relationship with an OEM, is to seek to embed our technology into their vehicle roadmap and expand our services to their many clients. Once we solidify an initial AV deployment with a customer, we intend to seek to expand within the site to additional vehicle platforms and/or expand the use of similar vehicles to other sites operated by the customer. This “land and expand” strategy can repeat iteratively across new vehicles and sites and is at the heart of why we believe industrial AVs that operate in geo-fenced, constrained environments are poised to create value.

____________

2        https://en.wikipedia.org/wiki/Software_release_life_cycle#Beta

Meanwhile, over $16B has been invested into passenger AV development over the last several years with negligible revenues generated and constant delays3. The $200B industrial equipment market (projected in 2027) is substantial, but it does not justify billions of dollars of annual research & development spend. These leading passenger AV companies must take the approach of first capturing the trillion-dollar markets of passenger AV to achieve their desired returns.

Risk Factor Summary

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•        Autonomous driving is an emerging technology and involves significant risks and uncertainties.

•        We have a limited operating history in a new market and face significant challenges as our industry is rapidly evolving.

•        Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business.

•        We operate in a highly competitive market and will face completion from both established competitors and new market entrants.

•        Business collaboration with third parties is subject to risks and these relationships may not lead to significant revenue.

•        We are an early-stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

•        If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges.

•        Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on our business, results of operations, financial condition and cash flows or liquidity.

•        Our business may be adversely affected if we are unable to adequately establish, maintain, protect, and enforce our intellectual property and proprietary rights or prevent third parties from making unauthorized use of our technology and other intellectual property rights.

•        Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting product technology similar to ours.

____________

3        https://www.theinformation.com/articles/money-pit-self-driving-cars-16-billion-cash-burn

GLOSSARY OF CERTAIN TECHNICAL TERMS

The following is a glossary of technical terms used in this prospectus:

Autonomous driving — The levels of automated driving systems as defined by the Society of Automotive Engineers (SAE)4 are as follows:

•        Level 0 (No Automation):    The human driver performs all driving tasks but may receive warnings from the automated system.

•        Level 1 (Driver Assistance):    The human driver is responsible for driving, but may receive support features limited to steering OR braking/acceleration from the automated system.

•        Level 2 (Partial Automation):    The human driver is responsible for driving, but may receive support features limited to steering AND braking/acceleration from the automated system.

•        Level 3 (Conditional Automation):    The automated system is responsible for all aspects of driving in limited pre-defined conditions, but a human driver is present to take over control of the vehicle at any time that the automated system requests.

•        Level 4 (High Automation):    The automated system is responsible for all aspects of driving in limited pre-defined conditions. A human may have the option to control the vehicle.

•        Level 5 (Full Automation):    The automated system is responsible for all aspects of driving under all conditions. A human may have the option to control the vehicle.

Automated Guided Vehicle (AGV) — Wheel-based load carriers that follow a fixed route without an onboard operator or driver, typically using floor markings, wires/tracks, or location beacons.

Autonomous Mobile Robot (AMR) — Wheel-based load carrier that is capable of moving around its environment without an onboard operator while not being confined to a fixed route or requiring the infrastructure-based guidance systems of an AGV.

Beta release — A beta phase generally begins when the software is feature complete but likely to contain a number of known or unknown bugs. The process of delivering a beta version to the users is called beta release and is typically the first time that the software is available outside of the organization that developed it. Software beta releases can be either public or private, depending on whether they are openly available or only available to a limited audience. Beta version software is often useful for demonstrations and previews within an organization and to prospective customers.

Customers — Any organization that could utilize Cyngn’s software, tools, and products, including vehicle manufacturers, organizations that use vehicles in their business operations (defined as End Customers below), or organizations that operate vehicles on behalf of end customers.

Drive-by-wire (DbW) — electrical or electro-mechanical systems for performing vehicle functions traditionally achieved by mechanical linkages.

Electronic Control Unit (ECU) — embedded system that controls one or more systems or subsystems in a vehicle.

End Customers — Companies and organizations that use industrial vehicles in their business operations.

Human-Machine Interface (HMI) — The hardware or software through which an operator interacts with a controller of an electronic or computer device.

Industrial automation — The use of control systems, such as computers or robots, and information technologies for handling different processes and machineries in an industry.

Industry 4.0 — Also known as “the fourth industrial revolution”. The ongoing automation of traditional manufacturing and industrial practices, using modern smart technology (e.g., machine-to-machine communication, internet of things (IoT), autonomous vehicles).

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4        https://www.sae.org/news/2019/01/sae-updates-j3016-automated-driving-graphic

Internet of Things (IoT) — The interconnection via the internet of computing devices embedded in everyday objects, enabling them to send and receive data.

Lidar — LiDAR or lidar which stands for “Light Detection and Ranging,” is a remote sensing method that uses light in the form of a pulsed laser to measure ranges (variable distances) of objects from a lidar sensor.

Localization — Process by which an autonomous system is able to locate its position within an environment.

Machine Learning (ML) — Computer systems that are able to learn and adapt without following explicit instructions, by using algorithms and statistical models to analyze and draw inferences from patterns in data.

Operational Design Domain (ODD) — Operating conditions under which a given driving automation system or feature thereof is specifically designed to function, including, but not limited to, environmental, geographical, and time-of-day restrictions, and/or the requisite presence or absence of certain traffic or roadway characteristics.

Original Equipment Manufacturer (OEM) — Original producer of a vehicle.

Retrofit — The act of adding a component(s) or accessory(ies) to something that did not have it when originally manufactured.

Robotics as a Service — Service-oriented business model for using robotic systems that helps to avoid the upfront capital costs associated with end customers buying expensive robotic assets.

Robot-in-a-box — Fully functional robot that is designed to perform a specific task or set of tasks in a pre-defined environment.

Sensor Fusion system — System that combines data streams from different sensors (e.g., Lidar, Radar, cameras) into an accurate digital representation of the physical world.

Service lifecycle management — Post-sale lifecycle of automation systems including consulting, installation, employee training, operations, customer service, and end of life reclamation.

Software as a Service — software licensing and delivery model in which software is licensed on a subscription basis.

Corporate Information

The Company was originally incorporated in the State of Delaware on February 1, 2013, under the name Cyanogen, Inc. or Cyanogen. The Company started as a venture funded company with offices in Seattle and Palo Alto, aimed at commercializing CyanogenMod, direct to consumer and through collaborations with mobile phone manufacturers. CyanogenMod was an open-source operating system for mobile devices, based on the Android mobile platform.

Between 2013 and 2015, Cyanogen released multiple versions of its mobile operating system, and collaborated with an ecosystem of companies including mobile phone OEMs, content providers and leading technology partners.

In 2016 the Company’s management and board of directors, determined to pivot its product focus and commercial direction from the mobile device and telecom space to industrial and commercial autonomous driving. In May 2017, the Company changed its name to Cyngn Inc.

Our principal business address is 1015 O’Brien Dr., Menlo Park, CA 94025. We maintain our corporate website at https://cyngn.com. The reference to our website is an inactive textual reference only. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

Our executive officers, directors and principal stockholders (including entities affiliated with Benchmark, that beneficially own approximately 40% and 35% upon completion of this offering) in the aggregate, beneficially own approximately 98% and will continue to own approximately 86% of our outstanding common stock upon completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares). Such persons acting together, will have the ability to control or significantly influence all matters submitted to our board of directors or stockholders for approval, as well as our management and business affairs.

THE OFFERING

Securities offered	We are offering 3,500,000 shares of common stock (4,025,000 shares if the underwriters exercise their over-allotment option).
Public offering price	$7.50 per share of common stock
Common Stock outstanding before this offering:

951,794 shares (excludes 21,982,491 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, at the option of the holders).

Common Stock to be outstanding immediately after this offering

26,434,285 shares (includes 21,982,491 shares of common stock upon conversion of outstanding Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock at the closing of this offering).

Option to purchase additional shares:	We have granted the underwriters a 45-day option to purchase up to 525,000 additional shares of our common stock (equal to 15% of the number of shares of common stock sold in the offering), from us.
Use of proceeds

We expect to receive gross proceeds of $26,250,000 and net proceeds after commissions and expenses of $23,340,325 (or gross proceeds of $30,187,500 and net proceeds of $26,962,825 if the over-allotment option is exercised in full). We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including funding our operating needs.

See “Use of Proceeds” on page 32 for a more complete description of the intended use of proceeds from this offering.
Dividend Policy

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors, or the Board, out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Voting Rights	Each share of common stock will entitle its holder to one vote on all matters to be voted on by stockholders. See “Description of Securities.”
Risk Factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our securities

Nasdaq Ticker Symbol	Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “CYN” and will begin trading on October 20, 2021.

Lock-ups

We and our directors, officers, employees and holders of at least 10% of our outstanding securities have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock for a period of 120 days from this offering except for our Chief Executive Officer who has agreed to the foregoing restrictions for a period of up to 180 days. Our directors, officers, employees and holders of at least 10% of our outstanding securities have also agreed to a “leak-out” for periods up through 240 days in the case of our directors, officers, employees and 10% stockholders and 360 days in the case of our Chief Executive Officer, after the date of this prospectus. See “Underwriting” on page 82.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•        excludes an aggregate of 21,982,491 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, which will automatically convert to common stock upon closing of this offering.

•        excludes 8,617,887 shares issuable upon exercise of outstanding options issued under the Company’s 2013 Equity Incentive Plan;

•        excludes 8,195,398 shares reserved for issuance under the Company’s 2013 Equity Incentive Plan which will cease to be available for issuance at the time our 2021 Incentive Plan becomes effective;

•        excludes 9,695,398 shares reserved for issuance under the Company’s 2021 Incentive Plan, which will become effective in connection with the completion of this offering. Our 2021 Incentive Plan will provide for automatic annual increases in the number of shares reserved under the plan; and

•        assumes no exercise by the underwriters of their overallotment option.

Emerging Growth Company under the JOBS Act

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•        we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

•        we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•        we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2026 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary financial data and should be read together with our audited consolidated financial statements and accompanying notes and information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data for the six months ended June 30, 2021 and 2020 are unaudited and include all normal adjustments necessary for a fair presentation of the Company’s financial position at June 30, 2021 and 2020, and its results of operations and cash flows for the period then ended. These unaudited financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2020 and 2019, which are included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Our historical results are not necessarily indicative of our future results.

	UNAUDITED Six Months Ended June 30,		AUDITED Years Ended December 31,
	2021	2020	2020	2019
Summary Consolidated Statements of Operations Data
Revenue	$—	$—	$—	$124,501
Operating expenses:
Research and development	1,766,186	2,678,419	5,120,979	5,707,705
General and administrative	1,877,118	1,680,138	3,252,649	3,982,491
Total operating expenses	3,643,304	4,358,557	8,373,628	9,690,196
Loss from operations	(3,643,304)	(4,358,557)	(8,373,628)	(9,565,695)
Other (expense) income
Interest (expense) income	(6,043)	33,976	39,841	230,521
Other income (expenses)	5,952	10,669	(5,020)	—
Total other (expense) income	(91)	44,645	34,821	230,521
Net loss	$(3,643,395)	$(4,313,912)	$(8,338,807)	$(9,335,174)

Net loss per share attributable to common stockholders, basic and diluted	$(3.83)	$(4.54)	$(8.78)	$(9.92)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	951,794	949,086	950,544	941,867
	UNAUDITED Six Months Ended June 30,		AUDITED Years Ended December 31,
	2021	2020	2020	2019
Summary Consolidated Balance Sheet Data
Cash and cash equivalents*	$3,404,381	$9,754,075	$6,056,190	$13,280,550
Working capital	3,515,234	10,034,933	6,124,624	13,476,958
Total Assets	4,025,605	10,490,091	6,673,230	14,090,404
Total liabilities	1,975,208	870,293	1,075,496	286,218
Convertible preferred stock	220	220	220	220
Total stockholders’ equity	2,050,397	9,619,798	5,597,734	13,804,186

____________

*        Excludes $400,000 classified as Restricted cash in the consolidated balance sheets as of June 30, 2021 and 2020, and December 31, 2020 and 2019 respectively. The Company’s Restricted cash consists of cash that the Company is obligated to maintain in accordance with the terms of its credit card spending arrangement. The amount of Restricted cash was reduced to $50,000 in July 2021.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our common stock. Our business, financial condition, results of operations and prospects could be adversely affected by these risks. In that event, the market price of our Common Stock could decline, and you could lose part or all of your investment. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Technology, Business, and Industry

Autonomous driving is an emerging technology and involves significant risks and uncertainties.

We develop and deploy a suite of autonomous driving software products that are compatible with existing sensors and hardware to enable autonomous driving on industrial vehicle platforms manufactured and designed by OEMs and other third-party industrial vehicle suppliers. Our autonomous driving technology is highly dependent on internally developed software, as well as on partnerships with third parties such as industrial OEMs and other suppliers.

We partner with OEMs that are seeking to manufacture purpose-built industrial vehicles capable of incorporating our autonomous driving technology. The collaborative partnerships are established through mutually beneficial, non-binding memorandums of understanding or partnership agreements for the purpose of joint go-to-market efforts. In addition to OEMs, we depend on other third parties to produce hardware components, and, in some cases adjacent software solutions, that support our core suite of autonomous driving software products and tools. The timely development and performance of our autonomous driving programs is dependent on the materials, cooperation, and quality delivered by these partners. Further, we do not control the initial design of the industrial vehicles we work with and therefore have limited influence over the production and design of systems for braking, gear shifting, and steering. There can be no assurance that these systems and supporting technologies can be developed and validated at the high reliability standard required for deployment of autonomous industrial vehicles using our technology in a cost-effective and timely manner. Our dependence on these relationships exposes us to the risk that components manufactured by OEMs or other suppliers could contain defects that would cause our autonomous driving technology not to operate as intended.

Our autonomous driving technology is currently available as a private beta release, during which phase, we will prepare for scaled commercialization in 2024. Although we believe that our algorithms, data analysis and processing, and artificial intelligence technology are promising, we cannot assure you that our technology will achieve the necessary reliability for scaled commercialization of autonomous industrial vehicles. For example, we are still improving our technology in terms of handling edge cases, unique environments, and discrete objects. There can be no assurance that our data analytics and artificial intelligence could predict every single potential issue that may arise during the operation of an autonomous industrial vehicle utilizing our autonomous vehicle technology. Furthermore, the release and adoption of EAS and our other technologies and products may not be successful and may take longer than anticipated. If the development of EAS and our other technologies and products is delayed or customers do not adopt and buy our solutions to the extent we anticipate, our business and operating results will be adversely impacted.

We have a limited operating history in a new market and face significant challenges as our industry is rapidly evolving.

You should consider our business and prospects in light of the risks and challenges we face as a new entrant into a novel industry, including, among other things, with respect to our ability to:

•        design, integrate, and deploy safe, reliable, and quality autonomous vehicle software products and tools for industrial vehicles with our partners on an ongoing basis;

•        navigate an evolving and complex regulatory environment;

•        successfully produce with OEM partners a line of purpose-built autonomous industrial vehicles on the timeline we estimate;

•        improve and enhance our software and autonomous technology;

•        establish and expand our customer base;

•        successfully market our autonomous driving solutions and our other products and services;

•        properly price our products and services;

•        improve and maintain our operational efficiency;

•        maintain a reliable, secure, high-performance, and scalable technology infrastructure;

•        attract, retain, and motivate talented employees;

•        anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•        build a well-recognized and respected brand.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected. There are also a number of additional challenges to the execution and adoption of autonomous vehicle technology in industrial markets, many of which are not within our control, including market acceptance of autonomous driving, governmental licensing requirements, concerns regarding data security and privacy, actual and threatened litigation (whether or not a judgment is rendered against us), and the general perception that an autonomous vehicle is not safe because there is no human driver. There can be no assurance that the market will accept our technology, in which case our future business, results of operations and financial condition could be adversely affected.

The autonomous industrial vehicle industry is in its early stages and is rapidly evolving. Our autonomous driving technology has not yet been commercialized at scale. We cannot assure you that we will be able to adjust to changing market or regulatory conditions quickly or cost-effectively. If we fail to do so, our business, results of operations, and financial condition will be adversely affected.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business.

You should be aware of the difficulties normally encountered by a relatively new enterprise that is beginning to scale its business, many of which are beyond our control, including unknown future challenges and opportunities, substantial risks and expenses in the course of entering new markets and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which we operate. There is, therefore, substantial uncertainty that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital, or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including securing market acceptance for our product and service offerings, scaling up our infrastructure and headcount. We may encounter unforeseen expenses, difficulties, or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

Our future business depends in large part on our ability to continue to develop and successfully commercialize our suite of software products and tools. Our ability to develop, deliver, and commercialize at scale our technology to support or perform autonomous operation of industrial vehicles is still unproven.

Our technology suite is currently available as a private beta release which will need to be continually developed and enhanced for scaled commercialization. Our continued enhancement of our autonomous driving technology is and will be subject to risks, including with respect to:

•        our ability to continue to enhance our data analytics and software technology;

•        designing, developing, and securing necessary components on acceptable terms and in a timely manner;

•        our ability to attract and retain customers;

•        our ability to pay for research and development costs;

•        our ability to attract, recruit, hire, and train skilled employees;

•        our ability to fund the development and commercialization of our technology; and

•        our ability to enter into strategic relationships with key members in the industrial vehicles and industrial automation industries and component suppliers.

We operate in a highly competitive market and will face competition from both established competitors and new market entrants.

The market for autonomous industrial vehicles and industrial automation solutions is highly competitive. Many companies are seeking to develop autonomous driving and delivery solutions. Competition in these markets is based primarily on technology, innovation, quality, safety, reputation, and price. Our future success will depend on our ability to further develop and protect our technology in a timely manner and to stay ahead of existing and new competitors. Our competitors in this market are working towards commercializing autonomous driving technology and may have substantial financial, marketing, research and development, and other resources.

In addition, we also face competition from traditional industrial vehicle and solution companies. Traditional vehicle and solution providers operating with human drivers are still the predominant operators in the market. Because of the long history of such traditional companies serving our potential customers and industries, there may be many constituencies in the market that would resist a shift towards autonomous industrial vehicles, which could include lobbying and marketing campaigns, particularly because our technology will displace machine operators and drivers.

In addition, the market leaders in our target industries, such as Industrial Material Handling (IMH) may start, or have already started, pursuing large scale deployment of autonomous industrial vehicle technology on their own. These companies may have more operational and financial resources than we do. We cannot guarantee that we will be able to effectively compete with them.

We may also face competition from component suppliers and other technology and industrial solution companies if they decide to expand vertically and develop their own autonomous industrial vehicles, some of whom have significantly greater resources than we do. We do not know how close these competitors are to commercializing autonomous driving systems.

Many established and new market participants have entered or have announced plans to enter the autonomous industrial vehicle market. Most of these participants have significantly greater financial, manufacturing, marketing, and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products. If existing competitors or new entrants commercialize earlier than expected, our competitive advantage could be adversely affected.

Business collaboration with third parties is subject to risks and these relationships may not lead to significant revenue.

Strategic business relationships are and will continue to be an important factor in the growth and success of our business. We have alliances and partnerships, through mutually beneficial non-binding memoranda of understanding or partnering arrangements with other companies in the industrial equipment, automation and automotive industries to help us in our efforts to continue to enhance our technology, commercialize our solutions, and drive market acceptance.

Collaboration with these third parties is subject to risks, some of which are outside our control. For example, certain agreements with our partners grant our partner or us the right to terminate such agreements for cause or without cause. If any of our collaborations with third parties are terminated, it may delay or prevent our efforts to deploy our software products and tools on purpose-built autonomous industrial vehicles at scale. In addition, such agreements may contain certain exclusivity provisions which, if triggered, could preclude us from working with other businesses with superior technology or with whom we may prefer to partner with for other reasons. We could experience delays to the extent our partners do not meet agreed upon timelines or experience capacity constraints. We could also experience disagreement in budget or funding for joint development projects. There is also a risk of other potential disputes with partners in the future, including with respect to intellectual property rights. Our ability to successfully commercialize could also be adversely affected by perceptions about the quality of our or our partners’ vehicles or products.

Risks Related to Our Financial Position and Need for Additional Capital

We are an early-stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred net losses of ($3,643,395) and ($4,313,912) for the six months ended June 30, 2021 and 2020 and, ($8,338,807) and ($9,335,174) for the years ended December 31, 2020, and 2019, respectively. We have not recognized a material amount of revenue to date, and we had accumulated deficit of ($112,337,396) and ($108,694,001) as of June 30, 2021 and December 31, 2020, respectively. We have developed and tested our autonomous driving technology but there can be no assurance that it will be commercially successful at scale. Our potential profitability is dependent upon a number of factors, many of which are beyond our control. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

•        design, develop, and deploy our autonomous vehicle software products and tools on industrial vehicle platforms with OEM partners and end customers.

•        seek to achieve and commercialize deployments of level 4 autonomy for industrial vehicles;

•        seek to expand our commercial deployments, on a nationwide basis in the United States and internationally;

•        expand our design, development, maintenance, and repair capabilities;

•        respond to competition in the autonomous driving market and from traditional industrial solution providers;

•        respond to evolving regulatory developments in the nascent autonomous industrial vehicle and industrial automation markets;

•        increase our sales and marketing activities; and

•        increase our general and administrative functions to support our growing operations and for being a public reporting company.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenue, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenue, which would further increase our losses. In particular, we expect to incur substantial and potentially increasing research and development (“R&D”) costs as we continue to develop and enhance EAS and other technology and products for commercialization. While our R&D costs were $5,120,979 and $5,707,705 during the years ended December 31, 2020 and 2019, respectively, and are likely to grow in the future, we have no recurring revenues. Further, because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future. Our R&D program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue, or become profitable.

We have a limited operating history, which makes it difficult to forecast our future results of operations.

We were founded in 2013. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical performance should not be considered indicative of our future performance. Further, in future periods, our revenue growth could fluctuate for a number of reasons, including shifts in our offering and revenue mix, slowing demand for our offering, increasing competition, decreased effectiveness of our sales and marketing organization, and our sales and marketing efforts to acquire new customers, failure to retain existing customers, changing technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. We anticipate that we will encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described in this prospectus.

If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

We expect fluctuations in our financial results making it difficult to project future results.

Our results of operations may fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•        changes in our revenue mix and related changes in revenue recognition;

•        changes in actual and anticipated growth rates of our revenue, customers, and key operating metrics;

•        fluctuations in demand for or pricing of our offering;

•        our ability to attract new customers;

•        our ability to retain our existing customers, particularly large customers;

•        customers and potential customers opting for alternative products, including developing their own in-house solutions;

•        investments in new offerings, features, and functionality;

•        fluctuations or delays in development, release, or adoption of new features and functionality for our offering;

•        delays in closing sales which may result in revenue being pushed into the next quarter;

•        changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•        our ability to control costs;

•        the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•        timing of hiring personnel for our research and development and sales and marketing organizations;

•        the amount and timing of costs associated with recruiting, educating, and integrating new employees and retaining and motivating existing employees;

•        the effects of acquisitions and their integration;

•        general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•        the impact of new accounting pronouncements;

•        changes in revenue recognition policies that impact our technology license revenue;

•        changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance;

•        the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•        health epidemics or pandemics, such as the COVID-19 pandemic;

•        changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•        significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our offering.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our common stock could decline substantially, and we could face costly lawsuits, including securities class action suits.

We may need to raise additional funds and these funds may not be available to us on attractive terms when we need them, or at all.

The commercialization of autonomous vehicles is capital intensive. This includes autonomous industrial vehicles outfitted with our technology and purpose-built autonomous industrial vehicles manufactured by OEMs we intend to partner with. To date, we have financed our operations primarily through the issuance of equity securities in private placements. We may need to raise additional capital to continue to fund our commercialization activities, sales and marketing efforts, enhancement of our technology and to improve our liquidity position. Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market volatility, investor acceptance of our business plan, regulatory requirements and the successful development of our autonomous technology. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us.

We may raise these additional funds through the issuance of equity, equity related, or debt securities. To the extent that we raise additional financing by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution, and to the extent we engage in debt financing, we may become subject to restrictive covenants that could limit our flexibility in conducting future business activities. Financial institutions may request credit enhancement such as third-party guarantee and pledge of equity interest in order to extend loans to us. We cannot be certain that additional funds will be available to us on attractive terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business, and prospects could be materially adversely affected.

We may be subject to risks associated with potential future acquisitions.

Although we have no current acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technology or businesses that are complementary to our existing business. Any future acquisitions and the subsequent integration of new assets and businesses would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations, and consequently our results of operations and financial condition. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We have notes payable under the Paycheck Protection Program which if not forgiven could significantly impact our cash available to meet operating obligations.

In April 2020 and February 2021, we obtained loans from JPMorgan Chase under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) established under Section 1102 of the CARES Act, pursuant to which we entered into notes in the amount of $695,078 and $892,115, respectively (the “PPP Loans”). The April 2020 loan plus accrued interest is due in April 2022 and the February 2021 loan plus accrued interest is due in February 2026. In order to apply for the PPP Loans, we were required to certify, among other things, that the current economic uncertainty made the PPP loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan is consistent with the broad objectives of the Paycheck Protection Program of the CARES Act. While we made this certification in good faith, the certification does not contain any objective criteria and is subject to interpretation.

We have applied for debt forgiveness of the April 2020 loan and will similarly apply for forgiveness of the February 2021 loan once forgiveness guidelines are issued. There can be no assurance that the PPP Loans will be forgiven. If forgiveness of all or part of the PPP Loans is not granted, we will be required to repay the loans from our cash reserves.

The PPP Loans are subject to review by the SBA for a period up to six-years following forgiveness. If despite our good-faith belief that given our circumstances we satisfied all eligible requirements for the PPP Loans, including eligibility for forgiveness, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties and could be required to repay the PPP Loans, plus accrued interested, in their entirety. In addition, a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Business Operations

Our success depends largely on the continued services of our senior management team, technical engineers, and certain key employees.

We rely on our executive officers and key employees in the areas of business strategy, research and development, marketing, sales, services, and general and administrative functions. From time to time, there may be changes in our executive management team or key employees resulting from the hiring or departure of executives or key employees, which could disrupt our business. We do not maintain key-man insurance for any member of our senior management team or any other employee. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense in the technology industry, especially for engineers with high levels of experience in artificial intelligence and designing and developing autonomous driving related algorithms. Furthermore, it can be difficult to recruit personnel from other geographies to relocate to our California locations. We may also need to recruit highly qualified technical engineers internationally and therefore subject us to the compliance of relevant immigration laws and regulations. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have and can offer more attractive compensation packages for new employees. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or our company have breached their legal obligations, resulting in a diversion of our time and resources and potentially in litigation. In addition, job candidates and existing employees often consider the value of the share incentive awards they receive in connection with their employment. If the perceived value of our share awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel on a timely basis or fail to retain and motivate our current personnel, we may not be able to commercialize and then expand our solutions and services in a timely manner and our business and future growth prospects could be adversely affected.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges.

We expect to invest in our growth for the foreseeable future. Any growth in our business is expected to place a significant strain on not only our managerial, administrative, operational, and financial resources, but also our infrastructure. We plan to continue to expand our operations in the future. Our success will depend in part on our ability to manage this growth effectively and execute our business plan. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures.

We rely heavily on information technology (“IT”) systems to manage critical business functions. To manage our growth effectively, we must continue to improve and expand our infrastructure, including our IT, financial, and administrative systems and controls. In particular, we may need to significantly expand our IT infrastructure as the amount of data we store and transmit increases over time, which will require that we both utilize existing IT products and adopt new technology. If we are not able to scale our IT infrastructure in a cost-effective and secure manner, our ability to offer competitive solutions will be harmed and our business, financial condition, and operating results may suffer.

We must also continue to manage our employees, operations, finances, research and development, and capital investments efficiently. Our productivity and the quality of our solutions may be adversely affected if we do not integrate and train our new employees quickly and effectively or if we fail to appropriately coordinate across our executive, research and development, technology, service development, analytics, finance, human resources, marketing, sales, operations, and customer support teams. As we continue to grow, we will incur additional expenses, and our growth may continue to place a strain on our resources, infrastructure, and ability to maintain the quality of our solutions. If we do not adapt to meet these evolving challenges, or if the current and future members of our management team do not effectively manage our growth, the quality of our solutions may suffer and our corporate culture may be harmed. Failure to manage our future growth effectively could cause our business to suffer, which, in turn, could have an adverse impact on our business, financial condition, and operating results.

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect our business and operating results.

Our technology is used for autonomous driving, which presents the risk of significant injury, including fatalities. We may be subject to claims if one of our or a customer’s industrial vehicles is involved in an accident and persons are injured or purport to be injured or if property is damaged. Any insurance that we carry may not be sufficient or it may not apply to all situations. If we experience such an event or multiple events, our insurance premiums could increase significantly or insurance may not be available to us at all. Further, if insurance is not available on commercially reasonable terms, or at all, we might need to self-insure. In addition, lawmakers or governmental agencies could pass laws or adopt regulations that limit the use of autonomous driving or industrial automation technology or increase liability associated with its use. Any of these events could adversely affect our brand, relationships with users, operating results, or financial condition.

If our autonomous driving software fails to perform as expected our ability to market, sell or lease our autonomous driving software could be harmed.

Our autonomous industrial vehicle software products and tools as well as the vehicles, sensors, and hardware they utilize and are deployed on may contain defects in design and manufacture that may cause them not to perform as expected or require repair. For example, our autonomous vehicle software will require modification and updates over the life of the vehicle it is deployed on. Software products are inherently complex and often contain defects and errors when first introduced. There can be no assurance that we will be able to detect and fix any defects in the industrial vehicles’ hardware or software prior to commencing user sales or during the life of the vehicle. Autonomous industrial vehicles utilizing our suite of products and tools may not perform consistent with users’ expectations or consistent with other vehicles that may become available. Any product defects or any other failure of our software, supportive hardware, or deployment vehicle platform or to perform as expected could harm our reputation, result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results, and prospects.

If we are unable to establish and maintain confidence in our long-term business prospects among users, securities and industry analysts, and within our industries, or are subject to negative publicity, then our financial condition, operating results, business prospects, and access to capital may suffer materially.

Users may be less likely to purchase or use our technology and the industrial vehicles it is deployed on if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among users, suppliers, securities and industry analysts, and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history at scale, user unfamiliarity with our solutions, any delays in scaling manufacturing, delivery, and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles, and our performance compared with market expectations.

Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on our business, results of operations, financial condition and cash flows or liquidity.

During the ongoing global COVID-19 pandemic, the capital markets are experiencing pronounced volatility, which may adversely affect investor’s confidence and, in turn may affect our initial public offering.

In addition, the COVID-19 pandemic has caused us to modify our business practices (such as employee travel plan and cancellation of physical participation in meetings, events, and conference), and we may take further actions as required by governmental authorities or that we determine are in the best interests of our employees, users, and business partners. In addition, the business and operations of our manufacturers, suppliers, and other business partners have also been adversely impacted by the COVID-19 pandemic and may be further adversely impacted in the future, which could result in delays in our ability to commercialize our suite of autonomous vehicle software products and tools.

As a result of social distancing, travel bans, and quarantine measures, access to our facilities, users, management, support staff, and professional advisors has been limited, which in turn has impacted, and will continue to impact, our operations, and financial condition.

The extent to which COVID-19 impacts our, and those of our partners and potential users, business, results of operations, and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the occurrence of a “second wave,” duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even if the COVID-19 outbreak subsides, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis, and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Risks Related to Our Intellectual Property, Information Technology and Data Privacy

We may become subject to litigation brought by third parties claiming infringement, misappropriation or other violation by us of their intellectual property rights.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. Third parties may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. As we face increasing competition and as a public company, the possibility of intellectual property rights claims against us grows. Such claims and litigation may involve one or more of our competitors focused on using their patents and other intellectual property to obtain competitive advantage, or patent holding companies or other adverse intellectual property rights holders who have no relevant product revenue, and therefore our own pending patents and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies or business methods, and we cannot assure that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products may infringe. We expect that in the future we may receive notices that claim we or our collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows.

To defend ourselves against any intellectual property claims brought by third parties, whether with or without merits, can be time-consuming and could result in substantial costs and a diversion of our resources. These claims and any resulting lawsuits, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our products, technologies or business operations, or invalidate or render unenforceable our intellectual property.

If our technology is determined to infringe a valid and enforceable patent, or if we wish to avoid potential intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, we may be required to do one or more of the following: (i) cease development, sales, or use of our products that incorporate or use the asserted intellectual property right; (ii) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us; (iii) pay substantial royalties or other damages; or (iv) redesign our technology or one or more aspects or systems of our autonomous industrial vehicles to avoid any infringement or allegations thereof. The aforementioned options sometimes may not be commercially feasible. Additionally, in our ordinary course of business, we agree to indemnify our customers, partners, and other commercial counterparties for any infringement arising out of their use of our intellectual property, along with providing standard indemnification provisions, so we may face liability to our users, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement.

We may also in the future license third party technology or other intellectual property, and we may face claims that our use of such in-licensed technology or other intellectual property infringes, misappropriates or otherwise violates the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

We also may not be successful in any attempt to redesign our technology to avoid any alleged infringement. A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology, or license the infringed technology on acceptable terms and on a timely basis, could materially adversely affect our business and results of operations. Furthermore, such lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention from our business, which could seriously harm our business. Also, such lawsuits, regardless of their success, could seriously harm our reputation with users and in the industry at large.

Our business may be adversely affected if we are unable to adequately establish, maintain, protect, and enforce our intellectual property and proprietary rights or prevent third parties from making unauthorized use of our technology and other intellectual property rights.

Our intellectual property is an essential asset of our business. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of our competitive advantage, and a decrease in our revenue which would adversely affect our business prospects, financial condition, and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. We rely on a combination of intellectual property rights, such as patents, trademarks, copyrights, and trade secrets (including know-how), in addition to employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights, to establish, maintain, protect, and enforce our rights in our technology, proprietary information, and processes. Intellectual property laws and our procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. While we take measures to protect our intellectual property, such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Other parties may also independently develop technologies that are substantially similar or superior to ours. We also may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar or superior to ours and that compete with our business.

Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. Any litigation initiated by us concerning the violation by third parties of our intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, our intellectual property, or could otherwise have negative consequences for us. Furthermore, it could result in a court or governmental agency invalidating or rendering unenforceable our patents or other intellectual property rights upon which the suit is based. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay the introduction and implementation of new technologies, result in our substituting inferior or more costly technologies into our products or injure our reputation. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully establish, maintain, protect, and enforce our intellectual property and proprietary rights, our business, operating results, and financial condition could be adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

There are a number of recent changes to the patent laws that may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, the Leahy-Smith America Invents Act (the “AIA”) enacted in September 2011, resulted in significant changes in patent legislation. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the United States Patent and Trademark Office (“USPTO”) after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. Circumstances could prevent us from promptly filing patent applications on our inventions.

The AIA also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable for business methods. As such, we do not know the degree of future protection that we will have on our technologies, products, and services. While we will endeavor to try to protect our technologies, products, and services with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and sometimes unpredictable.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc., Association for Molecular Pathology v. Myriad Genetics, Inc., Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained.

Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will be broad enough to protect our proprietary rights or otherwise afford protection against competitors with similar technology. In addition, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Our competitors may challenge or seek to invalidate our issued patents, or design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results. Also, the costs associated with enforcing patents, confidentiality and invention agreements, or other intellectual property rights may make aggressive enforcement impracticable.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending, and enforcing patents and other intellectual property rights on our product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection or other intellectual property rights to develop their own products and may export otherwise infringing, misappropriating, or violating products to territories where we have patent or other intellectual property protection, but enforcement rights are not as strong as those in the United States. These products may compete with our product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property rights, which could make it difficult for us to stop the infringement, misappropriation, or other violation of our intellectual property rights generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries, including European Union countries, India, Japan, and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition, results of operations, and prospects.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes, and know-how.

We rely on proprietary information (such as trade secrets, know-how, and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors, and third parties. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed (whether lawfully or otherwise) to or independently developed by a competitor or other third party, it could have a material adverse effect on our business, operating results, and financial condition.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot guarantee that these security measures provide adequate protection for such proprietary information or will never be breached. There is a risk that third parties may obtain unauthorized access to and improperly utilize or disclose our proprietary information, which would harm our competitive advantages. We may not be able to detect or prevent the unauthorized access to or use of our information by third parties, and we may not be able to take appropriate and timely steps to mitigate the damages (or the damages may not be capable of being mitigated or remedied).

We utilize open-source software, which may pose particular risks to our proprietary software, technologies, products, and services in a manner that could harm our business.

We use open-source software in our products and services and anticipate using open-source software in the future. We utilize a distribution of the open-source Linux system, and tools such as ROS (open-source publish-subscribe tool) in the technical stack. Professional open-source license scanning systems such as WhiteSource and ScanCode are used in both places. Both Continuous Integration and Continuous Deployment (“CI/CD”) level open-source scan and overall system opensource scan is performed to protect the systems and our intellectual property. In the event that our scanning and open-source check protocols fail, the Company could be negatively affected Some open-source software licenses require those who distribute open-source software as part of their own software products to publicly disclose all or part of the source code to such software product or to make available any modifications or derivative works of the open-source code on unfavorable terms or at no cost. This could result in our proprietary software being made available in the source code form and/or licensed to others under open-source licenses, which could allow our competitors or other third parties to use our proprietary software freely without spending the development effort, and which could lead to a loss of the competitive advantage of our proprietary technologies and, as a result, sales of our products and services. The terms of many open-source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services or retain our ownership of our proprietary intellectual property. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of, or alleging breach of, the applicable open-source license. These claims could result in litigation and could require us to make our proprietary software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until we can re-engineer them to avoid breach of the applicable open-source software licenses or potential infringement. This re-engineering process could require us to expend significant additional research and development resources, and we cannot guarantee that we will be successful.

Additionally, the use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open-source software, and we cannot ensure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title, non-infringement, or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have processes to help alleviate these risks, including a review process for screening requests from our developers for the use of open-source software, but we cannot be sure that all open-source software is identified or submitted for approval prior to use in our products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect our ownership of proprietary intellectual property, the security of our vehicles, or our business, results of operations, and financial condition.

Unauthorized control or manipulation of systems in autonomous industrial vehicles may cause them to operate improperly or not at all, or compromise their safety and data security, which could result in loss of confidence in us and our products, cancellation of contracts with future OEM or supplier partners.

There have been reports of vehicles of certain automotive OEMs being “hacked” to grant access to and operation of the vehicles to unauthorized persons. Our autonomous vehicle software products and tools as well as the vehicles they are deployed on contain or will contain complex IT systems and are designed with built-in data connectivity. We are in the process of and will continue implementing security measures intended to prevent unauthorized access to our information technology networks and systems. However, hackers may attempt to gain unauthorized access to modify, alter, and use such networks and systems to gain control of, or to change the functionality of the autonomous industrial vehicles’ running our software, user interface and performance characteristics, or to gain access to data stored in or generated by our products. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Any such security incidents could result in unexpected control of or changes to the vehicles’ functionality and safe operation and could result in legal claims or proceedings and negative publicity, which would negatively affect our brand and harm our business, prospects, financial condition, and operating results.

The costs to comply with, or our actual or perceived failure to comply with, changing U.S. and foreign laws related to data privacy, security and protection, could adversely affect our financial condition, operating results, and our reputation.

In operating our business and providing services and solutions to clients, we collect, use, store, transmit, and otherwise process employee, partner, and customer data, including personal data, in and across multiple jurisdictions. We use the electronic systems within the autonomous industrial vehicles that log information about each industrial vehicle’s use in order to aid us in vehicle diagnostics, repair, and maintenance, as well as to help us collect data regarding operators’ use patterns and preference in order to help us customize and optimize the driving and operating experiences. The integrated autonomous industrial vehicles leveraging our software products and tools may also collect personal information of drivers, operators and passengers, such as a voice command of a person, in order to aid the manual operation of our industrial vehicles. When our autonomy enabled industrial vehicles are in operation, the camera, LiDAR, and other sensing components of the vehicles will collect site and route view, mapping data, landscape images, and other LiDAR information, which may include personal information such as license plate numbers of other vehicles, facial features of pedestrians, appearance of individuals, GPS data, geolocation data, in order train the data analytics and artificial intelligence technology equipped in our industrial vehicles for the purpose of identifying different objects, and predicting potential issues that may arise during the operation of our integrated industrial vehicles.

We plan to utilize systems and applications that are spread over the globe, requiring us to regularly move data across national borders. As a result, we are subject to a variety of laws and regulations in the United States, and other foreign jurisdictions as well as contractual obligations, regarding data privacy, protection, and security. Some of these laws and regulations require obtaining data subjects’ consent to the collection and use of their data, honoring data subjects’ request to delete their data or limit the processing of their data, providing notifications in the event of a data breach, and setting up the proper legal mechanisms for cross-border data transfers. Some customers may refuse to provide consent to our collection and use of their personal information, or may restrict our use of such personal information, and in some cases it is not feasible to obtain consent from data subjects in the general public whose personal information may be captured by our autonomous industrial vehicles, all of which may hinder our ability to train our data analytics and artificial intelligence technology, and may harm the competitiveness of our technology. In many cases, these laws and regulations apply not only to the collection and processing of personal information from third parties with whom we do not have any contractual relationship, but also to the sharing or transfer of information between or among us, our subsidiaries and other third parties with which we have commercial relationships, such as our service providers, partners, and customers. The regulatory framework for data privacy, protection, and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. In particular, some of these laws and regulations may require us to store certain categories of data collected from individuals residing in a jurisdiction only on servers physically located in such jurisdiction, and may further require us to conduct security assessments and/or adopt other cross-border data transfer mechanisms in order to transfer such data outside of such jurisdiction. With the continuously evolving and rapidly changing privacy regulatory regime, our ability to freely transfer data among our affiliates and with our partners in different jurisdictions may be impeded, or we may need to incur significant costs in order to comply with such requirements. In addition, the number of high-profile data breaches at major companies continues to accelerate, which will likely lead to even greater regulatory scrutiny.

The scope and interpretation of the laws and regulations that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. For example, the E.U. General Data Protection Regulation (the “GDPR”), which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and added a broad array of requirements for handling personal data with respect to EU data subjects. EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer, and otherwise process personal data with respect to EU and UK data subjects. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the EEA or the United Kingdom, security breach notifications and the security and confidentiality of personal data. Among other stringent requirements, the GDPR restricts transfers of data outside of the EU to third countries deemed to lack adequate privacy protections (such as the U.S.), unless an appropriate safeguard specified by the GDPR is implemented. A July 16, 2020 decision of the Court of Justice of the European Union invalidated a key mechanism for lawful data transfer to the U.S. and called into question the viability of its primary alternative. As such, the ability of companies to lawfully transfer personal data from the EU to the U.S. is presently uncertain. Other countries have enacted or are considering enacting similar cross-border data transfer rules or data localization requirements. These developments could limit our ability to launch our products in the EU and other foreign markets. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by data subjects. Much remains unknown with respect to how to interpret and implement the GDPR and guidance on implementation and compliance practices is often updated or otherwise revised. Given the breadth and depth of changes in data protection obligations, including classification of data and our commitment to a range of administrative, technical and physical controls to protect data and enable data transfers outside of the EU and the United Kingdom, our compliance with the GDPR’s requirements will continue to require time, resources and review of the technology and systems we use to satisfy the GDPR’s requirements, including as EU member states enact their legislation. Further, while the United Kingdom enacted the Data Protection Act 2018 in May 2018 that supplements the GDPR, and has publicly announced that it will continue to regulate the protection of personal data in the same way post-Brexit, Brexit has created uncertainty with regard to the future of regulation of data protection in the United Kingdom.

The U.S. federal government and various states and governmental agencies also have adopted or are considering adopting various laws, regulations, and standards regarding the collection, use, retention, security, disclosure, transfer, and other processing of sensitive and personal information. In addition, many states in which we operate have laws that protect the privacy and security of sensitive and personal information. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international, or other state laws, and such laws may differ from each other, which may complicate compliance efforts. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we would become subject if it is enacted. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require us to modify our data processing practices and policies, and may divert resources from other initiatives and projects. Furthermore, non-compliance with data privacy laws and regulations, or a major breach of our network security and systems, could have serious negative consequences for our businesses and future prospects, including possible fines, penalties, and damages, reduced customer demand for our products, and harm to our reputation and brand, all of which may have a material and adverse impact on our business, financial condition, and operating results.

We make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and press statements. Also, we enter into contracts with third parties (such as our partners and clients) that contain provisions regarding the collection, sharing, and processing of personal information. Although we endeavor to comply with our public statements and documentation as well as our contractual and other privacy-related obligations, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of clients and others. Any concerns about our data privacy and security practices (even if unfounded), or any failure, real or perceived, by us to comply with our posted privacy policies, contractual obligations, or any legal or regulatory requirements, standards, certifications, or orders, or other privacy or consumer protection-related laws and regulations applicable to us, could cause our clients to reduce their use of our autonomous industrial vehicles and could affect our financial condition, operating results, and our reputation, and may result in governmental or regulatory investigations, enforcement actions, regulatory fines, criminal compliance orders, litigations, breach of contract claims, or public statements against us by government regulatory authorities, our partners and/or clients, data subjects, consumer advocacy groups, or others, all of which could be costly and have an adverse effect on our business.

Furthermore, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase. Non-compliance could result in proceedings against us by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, penalties, judgments, and negative publicity, and may otherwise affect our financial condition, operating results, and our reputation. Given the complexity of operationalizing the GDPR and other data privacy and security laws and regulations to which we are subject, the maturity level of proposed compliance frameworks and the relative lack of guidance in the interpretation of the numerous requirements of the GDPR and other data privacy and security laws and regulations to which we are subject, we may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned products and services and/or increase our cost of doing business. In addition, if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations, and standards or new interpretations or applications of existing laws, regulations and standards, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, all of which may affect our financial condition, operating results, and our reputation. Unauthorized access or disclosure of personal or other sensitive or confidential data of Company (including data about third parties which the Company possesses), whether through systems failure, employee negligence, fraud, or misappropriation, by the Company, our service providers or other parties with whom we do business (if they fail to meet the standards we impose, or if their systems on which our data is stored experience any data breaches or security incidents) could also subject us to significant litigation, monetary damages, regulatory enforcement actions, fines, and criminal prosecution in one or more jurisdictions.

Risks Related to Regulations

We are subject to substantial regulations, including regulations governing autonomous vehicles, and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

The autonomous industrial vehicles that make use of our software products and tools are subject to substantial regulation under international, federal, state, and local laws. Regulations designed to govern autonomous vehicle operation, testing and/or manufacture are still developing and may change significantly. These regulations could include requirements that significantly delay or narrowly limit the commercialization of autonomous vehicles, limit the number of autonomous vehicles that we can integrate, co-develop, or use our software on, impose restrictions on the number of vehicles in operation and the locations where they may be operated or impose significant liabilities on manufacturers or operators of autonomous vehicles or developers of autonomous vehicle technology. If regulations of this nature are implemented, we may not be able to commercialize our autonomous vehicle technology in the manner we expect, or at all. In addition, the costs of complying with such regulations could be prohibitive and prevent us from operating our business in the manner we intend.

Further, we are subject to international, federal, state, and local laws and regulations, governing pollution, protection of the environment, and occupational health, and safety, including those related to the use, generation, storage, management, discharge, transportation, disposal, and release of, and human exposure to, hazardous and toxic materials. Such laws and regulations have tended to become more stringent over time.

Fines, penalties, costs or liabilities associated with such existing or new regulations or laws, including as a result of our failure to comply, could be substantial and in certain cases joint and several, and could adversely impact our business, prospects, financial condition, and operating results.

Risks Related to This Offering and Our Securities

The offering price for our common stock may not be indicative of its fair market value.

The offering price for our common stock was determined in the context of negotiations between us and the underwriters. Accordingly, the offering price may not be indicative of the true fair market value of the Company or the fair market value of our common stock. We are making no representations that the offering price of our common stock under this prospectus bears any relationship to our assets, book value, net worth or any other recognized criteria of our value.

No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for listing on the Nasdaq Capital Market and will begin trading on October 20, 2021, an active public trading market for our common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

There is no established trading market for our shares; further, our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.

This offering constitutes our initial public offering of our shares. No public market for these shares currently exists. Although our common stock has been approved for listing on the Nasdaq Capital Market and will begin trading on October 20, 2021, there can be no assurance that an active trading market for these securities will develop or be sustained after this offering is completed.

In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have not yet commenced the costly and time-consuming process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

During the assessment of the effectiveness of our internal controls over financial reporting, the following were identified as material weaknesses: i) the inability to prepare complete and accurate financial statements in accordance with GAAP: ii) lack of personnel with requisite expertise to prepare complete and accurate financial statements in accordance with GAAP and; iii) lack of documentation surrounding components of the Company’s entity level and process level control environment. The SEC defines ‘material weakness’ as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. While we have adopted remediation procedures related to these identified material weaknesses, there can be no assurance that such remedies will be effective. In addition, if we identify one or more additional material weaknesses in our internal control over financial reporting in the future, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. For example, we are still in the process of implementing information technology and accounting systems to help manage critical functions such as billing and revenue recognition and financial forecasts. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

Future sales of our common stock in the public market could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore, they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our common stock.

Our stock price may be volatile, and the value of our common stock may decline.

We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock has been determined by negotiations between us and the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business and prospects, and the market price of our common stock following this offering may fluctuate substantially and may be lower than the initial public offering price. In addition, the trading price of our common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the following:

•        actual or anticipated fluctuations in our financial condition or results of operations;

•        variance in our financial performance from expectations of securities analysts;

•        changes in the pricing of the solutions on our platforms;

•        changes in our projected operating and financial results;

•        changes in laws or regulations applicable to our technology;

•        announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•        sales of shares of our common stock by us or our shareholders;

•        significant data breaches, disruptions to or other incidents involving our technology;

•        our involvement in litigation;

•        future sales of our common stock by us or our stockholders, as well as the anticipation of lock-up releases;

•        changes in senior management or key personnel;

•        the trading volume of our common stock;

•        changes in the anticipated future size and growth rate of our market;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our common stock. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.

The market price and trading volume of our common stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. Pending use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common stock could decline.

Our executive officers, directors and principal stockholders, if they choose to act together, have the ability and will continue to have the ability to control or significantly influence all matters submitted to stockholders for approval.

Our executive officers, directors and principal stockholders (including entities affiliated with Benchmark that beneficially owns approximately 40% and 35% upon completion of this offering) in the aggregate, beneficially own approximately 98% of our common stock and will continue to own approximately 86% of our outstanding common stock upon completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares), Such persons acting together, will have the ability to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The initial public offering price of our common stock is substantially higher than the adjusted net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, your shares will experience immediate dilution of $6.54 per share, or $6.43 per share if the underwriters exercise their over-allotment option in full, representing the difference between our as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering and the initial public offering price of $7.50 per share. See the section titled “Dilution.”

We anticipate that we will need to raise additional capital, and our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. We may not be able to obtain additional capital if and when needed on terms acceptable to us, or at all. Further, if we do raise additional capital, it may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and, subject to the discretionary dividend policy described in the section entitled “Dividend Policy” of this prospectus, we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging-growth company,” as defined in the JOBS Act, and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements will not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging-growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our common stock less attractive as a result of choosing to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations will not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Anti-takeover provisions in our charter documents may discourage our acquisition by a third party, which could limit our stockholders’ opportunity to sell their shares, at a premium.

Our amended and restated certificate of incorporation effective immediately prior to the completion of this offering include provisions that could limit the ability of others to acquire control of our company. These provisions could have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control in a tender offer or similar transaction. Among other things, the charter documents will provide:

•        certain amendments to our bylaws that will require the approval of two-thirds of the combined vote of our then-outstanding shares of our common stock;

•        directors will be able to be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of our common stock;

•        our board of directors will be classified into three classes of directors with staggered three-year terms; and

•        our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional, or special rights, and the qualifications, limitations, or restrictions, including dividend rights, conversion rights, voting rights, terms.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that our stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation to be in effect after this offering provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be exclusive forums for any:

•        derivative action or proceeding brought on our behalf;

•        action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•        action asserting a claim against us, our directors or officers or employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws; or

•        other action asserting a claim against us, our directors or officers or employees that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created under the Exchange Act. Our amended and restated certificate of incorporation to be in effect after this offering also provides that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce such a provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business.” Forward-looking statements include statements concerning:

•        our possible or assumed future results of operations;

•        our business strategies;

•        our ability to attract and retain customers;

•        our ability to sell additional products and services to customers;

•        our cash needs and financing plans;

•        our competitive position;

•        our industry environment;

•        our potential growth opportunities;

•        expected technological advances by us or by third parties and our ability to integrate and commercialize them;

•        the effects of future regulation; and

•        the effects of competition.

All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes to identify forward-looking statements.

The outcome of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These important factors include our financial performance and the other important factors we discuss in greater detail in “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as applying to all related forward-looking statements wherever they appear in this prospectus. Given these factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $23,340,325 (or approximately $26,962,825 if the underwriters’ option to purchase additional shares is exercised in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, and create a public market for our common stock. We currently intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including funding our operating needs. However, we do not currently have specific planned uses for the proceeds.

We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies, or businesses. However, we currently have no agreements or commitments to complete any such transactions.

We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. We will have broad discretion over how we use the net proceeds from this offering. Pending the use of the proceeds from this offering as described above, we intend to invest the net proceeds from the offering that are not used as described above in investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents as of June 30, 2021:

•        on an actual basis;

•        on a pro forma basis to reflect the conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and

•        on a pro forma as adjusted basis after giving effect to the sale of common stock in this offering at the public offering price of $7.50 per share and the mandatory conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

You should read the following table in conjunction with the “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2021
	Actual	Pro forma (unaudited)(1)	Pro Forma As Adjusted(2)
Cash and cash equivalents(3)	$3,804,381	$3,804,381	27,144,706
Debt	1,598,880	1,598,880	1,598,880
Stockholders’ equity:
Preferred stock, par value $0.00001 per share, 21,982,491 shares authorized, 21,982,491 shares issued and outstanding (actual); 0 shares issued and outstanding (pro forma); 0 shares issued and outstanding (pro forma as adjusted)	220	—	—
Common stock, par value $0.00001 per share, 42,000,000 shares authorized, 951,794 shares issued and outstanding (actual); 21,982,491 shares issued and converted from preferred shares; 26,434,285, shares issued and outstanding (pro forma as adjusted)	10	230	265
Additional paid-in capital	114,387,563	114,387,563	137,727,853
Accumulated deficit	(112,337,396)	(112,337,396)	(112,337,396)
Total stockholder’s equity	2,050,397	2,050,397	25,390,722
Total capitalization	$3,649,277	$3,649,277	26,989,602

____________

(1)      Pro forma amounts give effect to the automatic conversion of 21,982,491 shares of preferred stock to 21,982,491 shares of common stock.

(2)      Pro forma as adjusted amounts reflect the sale of 3,500,000 shares of our common stock in this offering at the initial public offering price of $7.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, assumes no exercise by the underwriters of their option to purchase 525,000 additional shares of common stock to cover over-allotments, and give effect to the automatic conversion of 21,982,491 shares of preferred stock to 21,982,491 shares of common stock.

(3)      Includes $400,000 classified as Restricted cash in the consolidated balance sheet as of June 30, 2021. The Company’s restricted cash consists of cash spending arrangements. The amount of Restricted cash was reduced to $50,000 in July 2021.

If the underwriters exercise their option to purchase additional shares in full, pro forma cash, additional paid-in capital, total stockholders’ equity, total capitalization and shares of common stock outstanding as of June 30, 2021 would be $30,767,206, $141,350,348, $29,013,222, $30,612,102 and 26,959,285 shares, respectively.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our pro forma net tangible book value of our common stock as of June 30, 2021 was $2,017,747, or $0.09 per share after giving effect to the conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Net tangible book value per share represents our total net tangible assets (which were total assets of $4,025,605 less intangible assets of $32,650, less our total liabilities of $1,975,208, at June 30, 2021) divided by the number of shares of outstanding common stock of 22,934,285 shares (inclusive of the conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of 21,982,491 shares).

After giving effect to (i) the mandatory conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and (ii) the receipt of the net proceeds from our sale of common stock in this offering, at the initial public offering price of $7.50 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $25,358,072 or $0.96 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.87 per share to our existing stockholders and an immediate dilution of $6.54 per share to new investors participating in this offering.

We determine dilution per share to investors participating in this offering by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by investors participating in this offering. The following table illustrates this dilution on a per share basis to new investors:

Initial public offering price per share	$7.50
Pro forma net tangible book value per share as of June 30, 2021	$0.09
Increase per share to existing stockholders attributable to investors in this offering	$0.87
Pro forma as adjusted net tangible book value per share, to give effect to this offering	$0.96
Dilution in pro forma net tangible book value per share to new investors in this offering	$6.54

If the underwriters exercise their option to purchase additional shares of common stock to purchase additional shares of common stock in this offering in full, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value would be approximately $1.07 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be approximately $6.43 per share.

The table below summarizes as of June 30, 2021, adjusted pro forma basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing shares in this offering at the initial public offering price of $7.50 per share, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	22,934,285	86.8%	$114,387,793	81.3%	$4.99
New investors	3,500,000	13.2%	$26,250,000	18.7%	$7.50
Total	26,434,285	100.0%	$140,637,793	100.0%	$5.32

In addition, if the underwriters exercise their option to purchase additional shares of common stock in full, the percentage of shares held by existing stockholders will be reduced to 85.1% of the total number of shares of common stock to be outstanding upon the closing of this offering, and the number of shares of common stock held by new investors participating in this offering will be further increased by 525,000 shares, or 1.7% of the total number of shares of common stock to be outstanding upon the closing of this offering.

The total number of shares of our common stock reflected in our actual and pro forma information set forth in the table above excludes:

•        Options to purchase 8,617,887 shares of common stock of which have a weighted average exercise price of $1.04. The options expire between February 2023 and July 2031.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated in these forward looking statements as a result of a variety of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. See the discussion under “Special Note Regarding Forward Looking Statements” beginning on page 31 of this prospectus. Our fiscal year ends on December 31.

Overview

We are an autonomous vehicle (AV) technology company that is focused on addressing industrial uses for autonomous vehicles. We believe that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, lagging technological advancements from incumbent vehicle manufacturers, and high upfront investment commitment.

Industrial sites are typically rigid environments with consistent standards as opposed to city streets that have more variable environmental and situational conditions and diverse regulations. These differences in operational design domains (ODD) will be major factors that make proliferation of industrial AVs in private settings achievable with less time and resources than AVs on public roadways. Namely, safety and infrastructure challenges are cited as roadblocks that have delayed AVs from operating on public roadways at scale1. Our focus on industrial AVs simplifies these challenges because industrial facilities.

With these challenges in mind, we are developing an Enterprise Autonomy Suite (EAS) that leverages advanced in-vehicle autonomous driving technology and incorporates leading supporting technologies like data analytics, fleet management, cloud, and connectivity. EAS provides a differentiated solution that we believe will drive pervasive proliferation of industrial autonomy and create value for customers at every stage of their journey towards full automation and the adoption of Industry 4.0.

EAS is a suite of technologies and tools that we divide into three complementary categories:

1.      DriveMod, our modular industrial vehicle autonomous driving software;

2.      Cyngn Insight, our customer-facing tool suite for monitoring and managing AV fleets (including remotely operating vehicles) and aggregating/analyzing data; and

3.      Cyngn Evolve, our internal tool suite and infrastructure that facilitates artificial intelligence (AI) and machine learning (ML) training to continuously enhance our algorithms and models and provides a simulation framework (both record/rerun and synthetic scenario creation) to ensure that data collected in the field can be applied to validating new releases.

Legacy automation providers manufacture specialized industrial vehicles with integrated robotics software for rigid tasks, limiting automation to narrow uses. Unlike these specialized vehicles, EAS can be compatible with the existing vehicle assets in addition to new vehicles that have been purpose built for autonomy by vehicle manufacturers. EAS is operationally expansive, vehicle agnostic, and compatible with indoor and outdoor environments. By offering flexible autonomous services, we aim to remove barriers to industry adoption.

We understand that scaling of autonomy solutions will require an ecosystem made up of different technologies and services that are enablers for AVs. Our approach is to forge strategic collaborations with complementary technology providers that accelerate AV development and deployment, provide access to new markets, and create new capabilities. Our focus on designing DriveMod to be modular will combine with our experience deploying AV technology on diverse industrial vehicle form factors, which will be difficult for competitors to replicate.

We expect our technology to generate revenue through two main methods: deployment and EAS subscriptions. Deploying our EAS requires us and our integration partners to work with a new client to map the job site, gather data, and install our AV technology within their fleet and site. We anticipate that new deployments will yield project-based revenues based on the scope of the deployment. After deployment, we expect to generate revenues by offering EAS through a Software as a Service (SaaS) model, which can be considered the AV software component of Robotics as a Service (RaaS). Although we have not offered, and have no present intention to offer, the robotic assets ourselves directly to the end customer, our software can be part of a combined offering with third parties, such as an OEM.

RaaS is a subscription model that allows customers to use robots/vehicles without purchasing the hardware assets upfront. We will seek to achieve sustained revenue growth largely from ongoing SaaS-style EAS subscriptions that enable companies to tap into our ever-expanding suite of AV and AI capabilities as organizations transition into full industrial autonomy.

At this time, EAS is available as a private beta release6. Early versions of EAS have been deployed with customers in the past, including an unpaid customer trial in 2017 and a paid customer pilot in 2018, which ended 2019. We do not currently have any customers, and we do not currently have recurring revenues from EAS. We plan to engage with select customers for limited paid deployments of our EAS beta release over the next 18-24 months (beta phase). Further, we expect EAS to continually be developed and enhanced according to evolving customer needs in the future, which will take place concurrently while other features of EAS are commercialized as is typical in software products.

During the beta phase, we will prepare EAS for scaled commercialization that is targeted in 2024. Key activities that will occur during the beta phase include but are not limited to collecting and training on additional data, enhancing various components of DriveMod and Cyngn Insight based on our experience with beta customers, increasing customer support, and conducting paid beta deployments of increasing scale with select customers. We estimate the costs to prepare EAS for scaled commercialization to be roughly $18M–$23M and expect the limited paid beta deployments to offset some of the ongoing R&D costs of developing EAS. There can be no guarantee that the actual amount required to prepare EAS for scaled commercialization will not exceed these estimates or that the limited paid deployments that would offset some of these costs will be at the level we have planned. We target scaled deployments and recurring revenues to begin in 2024, which we expect to drive additional spending in sales, marketing, and customer support while EAS continues to undergo technology and product feature enhancements on an ongoing basis.

Our go-to-market strategy is to acquire new customers that use industrial vehicles in their mission-critical and daily operations by (a) leveraging the relationships and existing customers of our network of strategic partners, (b) bringing AV capabilities to industrial vehicles as a software service provider, and (c) executing a robust in-house sales and marketing effort to nurture a pipeline of industrial organizations. Our focus is on acquiring new customers who are either looking (a) to embed our technology into their vehicle product roadmaps or (b) to apply autonomy to existing fleets with our vehicle retrofits. In turn, our customers are any organizations that could utilize our EAS solution, including OEMs that supply industrial vehicles, end customers that operate their own industrial vehicles, or service providers that operate industrial vehicles for end customers.

As OEMs and leading industrial vehicle users seek to increase productivity, reinforce safer working environments, and scale their operations, we believe Cyngn is uniquely positioned to deliver a dynamic autonomy solution via our EAS to a wide variety of industrial uses. Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have already deployed DriveMod software on nine different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and 5-meter-long cargo vehicles demonstrating the extensibility of our AV building blocks. These deployments were prototypes or part of proof-of-concept projects. Of these deployments, two were at customer sites. For one deployment we were paid $166,000 and the other was part of our normal R&D activities.

Our strategy upon establishing a customer relationship with an OEM, is to seek to embed our technology into their vehicle roadmap and expand our services to their many clients. Once we solidify an initial AV deployment with a customer, we intend to seek to expand within the site to additional vehicle platforms and/or expand the use of similar vehicles to other sites operated by the customer. This “land and expand” strategy can repeat iteratively across new vehicles and sites and is at the heart of why we believe industrial AVs that operate in geo-fenced, constrained environments are poised to create value.

Meanwhile, over $16B has been invested into passenger AV development over the last several years with negligible revenues generated and constant delays7. The $200B industrial equipment market (projected in 2027) is substantial, but it does not justify billions of dollars of annual research & development spend. These leading passenger AV companies must take the approach of first capturing the trillion-dollar markets of passenger AV to achieve their desired returns.

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5        https://www.electronicdesign.com/markets/automotive/article/21122331/autonomous-vehicles-are-we-there-yet

6        https://en.wikipedia.org/wiki/Software_release_life_cycle#Beta

7        https://www.theinformation.com/articles/money-pit-self-driving-cars-16-billion-cash-burn

Critical Accounting Policies and Estimates and Recent Accounting Pronouncements

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). While our significant accounting policies are more fully described in our financial statements, we believe the following accounting policies are the most critical to aid in fully understanding and evaluating this management discussion and analysis.

Use of Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates and judgments include but are not limited to share-based compensation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Revenue Recognition

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) and recognizes revenue upon the transfer of goods or services in an amount that reflects the expected consideration received in exchange for those goods or services. The Company recognized $124,501 of revenue in 2019 under one nonrecurring contract. The Company expects to derive revenue from license agreements for our autonomous vehicle software. Recognition of this future revenue will be subject to the terms of any arrangements with our customers, which have not yet been negotiated. The Company has not generated any other revenue for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019.

Employee Stock-Based Compensation

The Company recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. The Company recognizes stock-based compensation cost and reverses previously recognized costs for unvested awards in the period forfeitures occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield

Research and Development Costs

Research and development expenses consist primarily of outsourced engineering services, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in scaling our proprietary technologies.

Recently Issued Pronouncements

For information on recently issued accounting pronouncements, refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Results of Operations for the Six Months Ended June 30, 2021 and 2020 and the Year Ended December 31, 2020, compared to December 31, 2019

Revenue

The Company recorded no revenue for the six months ended June 30, 2021 and 2020 and for the year ended December 31, 2020. In 2019, the company recorded $124.5 thousand under a non-recurring contract.

Cost of Revenue

The Company had no cost of revenue for the six months ended June 30, 2021 and 2020 and for the year ended December 31, 2020 or 2019 which is commensurate with its pre-revenue status. Although we had revenue in 2019, there were no associated costs of this revenue as it was all derived from a single software license.

Research and Development

Research and development costs for the six months ended June 30, 2021 of $1,766,186 decreased ($912,233), or (34.1%) compared to $2,678,419 for the similar six month period ended June 30, 2020. The decrease was primarily attributed to the decrease in personnel related costs as a result of staffing reductions due to COVID-19 during the six months ended June 30, 2021 compared to the same six month period ended June 30, 2020.

Research and development costs decreased ($586,725), or (10.3%) from $5,707,705 for the year ended December 31, 2019, to $5,120,979 for the year ended December 31, 2020. The decrease was primarily due to reduced personnel related costs, including contract labor costs which decreased ($482,846) principally as a result of the COVID-19 pandemic. Material, equipment and other non-personnel related research and development costs decreased ($103,879) during the year.

General and Administrative

General and administrative costs for the six months ended June 30, 2021 of $1,877,118 increased $196,980 or 11.7% compared to $1,680,138 for the similar six month period ended June 30, 2020. The increase was primarily attributed to the increase in personnel related costs as the Company increased staff to support being a public company during the six months ended June 30, 2021 compared to the same six month period ended June 30, 2020.

General and administrative costs decreased ($729,842), or (18.3%) from $3,982,491 for the year ended December 31, 2019, to $3,252,649 for the year ended December 31, 2020. The decrease was primarily due to decreases in legal and professional costs, office related expense and travel costs which decreased by ($553,616), or (53.6%), ($19,648), and ($156,577), respectively. In each case, the year over year decrease was due to reduced spending resulting from the COVID-19 pandemic.

Other Income (Expenses)

Other (expense) income of ($91) for the six months ended June 30, 2021 decreased ($44,736) compared to $44,645 for the similar six month period ended June 30, 2020. The decrease was primarily due to: a) the decrease in interest income resulting from the combined effects of the reduction in the Company’s cash balance and in the interest rate yield prevailing during the six months ended June 30, 2021 compared to the similar six month period ended June 30, 2020; and b) the amount of interest expense recognized on two note principal amounts during the six months ended June 30, 2021, compared to one note principal amount during the similar six month period ended June 30, 2020.

In April 2020, the Company entered into a note with JPMorgan Chase (the “Lender”) under the Small Business Administration (the “SBA”) Paycheck Protection Program (PPP) established under Section 1102 of the CARES Act, pursuant to which the Company borrowed $695,078 (the “Note”). The Note accrues interest at a rate of 0.98% per annum and matures in 24 months from the date of the Note.

In February 2021, the Company entered into a second note (the “PPP2 Note”) with the Lender, pursuant to which the Lender agreed to make a loan to the Company under the PPP offered by the SBA in a principal amount of $892,115 pursuant to Title 1 of the CARES Act. The PPP2 Note matures in five years with interest accruing at 1% per annum.

Other income decreased ($195,700) from $230,521 for the year ended December 31, 2019, to $34,821 for the year ended December 31, 2020. The decrease was primarily due to a decrease in interest income resulting from the Company’s reduced cash balance.

Non-GAAP Financial Measures

Off-Balance Sheet Arrangements

We did not have, during the periods presented, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Liquidity and Capital Resources

We have financed our operations primarily through the sale of convertible preferred stock, which has historically been sufficient to meet our working capital and capital expenditure requirements. As of June 30, 2021 and December 31, 2020, our principal sources of liquidity were $3.4 million and $6.1 million respectively of cash and cash equivalents, exclusive of restricted cash of $0.4 million. Cash and cash equivalents consist primarily of cash on deposit.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents and anticipated cash generated from sales of our services, will be sufficient to meet our anticipated cash needs for at least the next 12 months following the date of this prospectus.

Our future capital requirements will depend on many factors, including, but not limited to, the rate of our growth, our ability to attract and retain customers and their willingness to purchase our software, and the timing and extent of spending to support our efforts to develop our autonomous vehicle platform. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. As such, we may be required to seek additional equity and/or debt financing. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. If we are unable to maintain sufficient financial resources, our business, financial condition and results of operations may be materially and adversely affected.

Cash Flows

Operating activities

Net cash used in operating activities of $3,543,938 for the six months ended June 30, 2021, was primarily due to a net loss of ($3,643,395) offset by non-cash charges for share-based compensation of $96,058 and depreciation and amortization expense of $45,818. Changes in operating assets and liabilities were unfavorable to cash flows from operations by ($42,419) primarily due to a decrease in other current liabilities of ($61,126), an increase in prepaid expenses and other current assets of ($38,329), partially offset by an increase in accounts payable and accrued expenses of $57,036.

Net cash used in operating activities of $4,223,643 for the six months ended June 30, 2020, was primarily due to a net loss of ($4,313,912) offset by non-cash charges for share-based compensation of $128,903 and depreciation and amortization expense of $45,818. Changes in operating assets and liabilities were unfavorable to cash flows from operations by ($84,453) primarily due to a decrease in accounts payable and accrued expenses of ($109,151), a decrease in other current liabilities of ($3,319), partially offset by a decrease in prepaid expenses and other current assets of $28,018.

Net cash used in operating activities of $7,920,061 for the year ended December 31, 2020, was primarily due to a net loss of ($8,338,807) million offset by non-cash charges for share-based compensation of $131,733 and depreciation and amortization expense of $159,040. Changes in operating assets and liabilities were favorable to cash flows from operations by $127,973 primarily due to an increase in other current liabilities of $137,534, driven primarily by an increase in deferred payroll of $135,916, a decrease in prepaid expenses and other current assets of ($33,774), partially offset by a decrease in accounts payable and accrued expenses of ($43,335).

Net cash used in operating activities of $9,371,953 for the year ended December 31, 2019, was primarily due to a net loss of ($9,335,174) million offset by non-cash charges for share-based compensation of $213,195 and depreciation and amortization expense of $159,275. Changes in operating assets and liabilities were unfavorable to cash flows from operations by $409,249 primarily due to a decrease in other current liabilities of ($480,489), driven primarily by decreases in accrued expenses and deferred revenue of ($355,987) and ($124,501), respectively, a decrease in accounts payable and accrued expenses of $47,400, and a decrease in accounts receivable of $166,000, primarily due to revenue from a software license.

Investing activities

Net cash used in investing activities of $11,673 for the six months ended June 30, 2021, was primarily due to the purchase of new computer equipment in the amount of $7,523, offset by $4,150 in disposals of an old automobile and old computer laptop.

Financing activities

Net cash provided by financing activities of $903,802 for the six months ended June 30, 2021, was primarily due to proceeds from the PPP2 Note and accrued interest on both the PPP Note and PPP2 Note from the SBA.

Net cash provided by financing activities of $695,701 for the year ended December 31, 2020, was primarily due to proceeds from the SBA PPP loan of $695,078. In July 2021, we applied for forgiveness of this loan from the Small Business Administration under the provisions of the CARES Act. There can be no guarantee that forgiveness of this loan will be granted. If this loan is not forgiven, we will have to repay the loan and accrued interest.

Net cash provided by financing activities for the year ended December 31, 2019, were insignificant at $2,824.

Emerging Growth Company Status

We are an “emerging-growth company”, as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company we can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of these options. Once adopted, we must continue to report on that basis until we no longer qualify as an emerging growth company.

We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenue are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If, as a result of our decision to reduce future disclosure, investors find our common shares less attractive, there may be a less active trading market for our common shares and the price of our common shares may be more volatile.

BUSINESS

General

Research of the industrial vehicle market (utility vehicles, trucks, and tractors utilized heavily in the manufacturing, distribution & logistics, mining, and construction industries) projects the demand of such vehicles to reach as high as $80B by 2023.8 This growth will be propelled by the projected rise in global manufacturing, construction, and e-commerce activity. Yet, historically, less than 1% of industrial vehicle equipment shipped by top manufacturers has been automated.9 Despite these low penetration rates, the benefits of industrial vehicle automation can produce operational efficiency gains of upwards of 50%.10 As automation proliferates, these industries will gradually shift to service-based models that will decrease upfront capital expenditures and create new revenue streams while unlocking new value in the supply chain. Our AV technology is uniquely positioned to capitalize upon these changes by offering a heterogeneous autonomy solution that can deliver self-driving capabilities and data insights to nearly every industrial vehicle on the market.

We integrate our full-stack autonomous driving software, DriveMod, onto vehicles manufactured by OEM customers either via retrofit of existing vehicles or by integration directly into vehicle assembly. We design the EAS to be compatible with sensors and components from leading hardware technology providers and integrate our proprietary AV software to produce differentiated autonomous vehicles.

Autonomous driving has common technological building blocks that remain similar across vehicles and applications. By tapping into these building blocks, DriveMod is designed to deliver autonomy to new vehicles via streamlined hardware/software integration. This vehicle-agnostic approach enables DriveMod to expand to new vehicles and novel operational design domains (ODD). In short, almost every industrial vehicle, regardless of use case, can move autonomously using our technology.

Our approach accomplishes several primary value propositions:

1.      Brings autonomous capabilities to vehicles built by proven manufacturers that are already trusted by customers.

2.      Generates continual customer value by leveraging the synergistic relationship of autonomous vehicles and data.

3.      Creates consistent autonomous vehicle operation and interfaces for diverse fleets.

4.      Complements the core competencies of existing industry players by introducing leading-edge technologies like Artificial Intelligence & Machine Learning (AI & ML), cloud/connectivity, sensor fusion, high-definition mapping, and real-time dynamic path planning & decision making.

We believe our market positioning as a technology partner to vehicle manufacturers creates a synergy with incumbent suppliers that already have established sales, distribution, and service/maintenance channels. By focusing on industrial use cases and partnering with the incumbent OEMs in these spaces, we believe we can source and execute revenue-generating opportunities more quickly.

Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have already deployed DriveMod software on nine different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and 5-meter-long cargo vehicles as part of prototypes and proof of concept projects, demonstrating the extensibility of our AV building blocks.

We believe that the adaptability of our technology will enable us to incrementally expand into new AV verticals and grow our total addressable market (TAM) from the billions of dollars we are currently targeting in the industrial markets to the trillions of dollars that self-driving vehicles can capture across all industries.

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8         Global Material Handling Equipment (report), Freedonia focus reports, 2019

9          Ricoh & ABI Research report: https://www.ricoh-usa.com/en/insights/whitepapers/trends-supporting-scaling-modern-automation-
service-lifecycle-management

10       Industry 4.0: Reimagining manufacturing operations after COVID-19 | McKinsey

We believe that the ubiquity of our technology will combine with our deep AV experience and enable us to incrementally expand into new AV verticals. Thus, we could grow our total addressable market (TAM) from the billions of dollars we are currently targeting in the commercial and industrial markets to the trillions of dollars that self-driving vehicles can capture across industries.11

Automation and Autonomy in the Industrial Equipment Market

Overview

Automation has long played a role in industrial sectors. More recently, the larger industrial automation market has grown significantly by riding the wave of new technology and innovation focused on addressing the needs of what is known as Industry 4.0, the outcome of the fourth industrial revolution.12 In 2020, the industrial automation industry was valued at US$164.2 billion and is expected to grow at 9.3% compound annual growth rate (CAGR), ultimately reaching a market value of US$306.2 billion by 2027.13 Autonomous vehicles represent fundamental technology that will enable the fourth industrial revolution.

Figure 1: Illustration of the progression from Industry 1.0 to Industry 4.0.

Industrial automation is broadly understood to consist of a wide range of technology solutions that provide varying levels of automation for critical software control systems and industrial equipment. These components are essential to the operations and growth of global markets such as manufacturing, distribution, transportation, construction, and mining. The relatively controlled and pre-defined operational environments industrial companies operate in are what make them such a strong opportunity for companies looking to develop automation solutions, but enhanced product capabilities will be required to achieve the promise of Industry 4.0 — capabilities that will be created by technological advancements in AI/ML, robotics, connectivity, mapping, and interoperability.

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11       Ark Invest. “Mobility-As-A-Service: Why Self-Driving Cars Could Change Everything”. 2017.

12       https://www2.deloitte.com/us/en/insights/focus/industry-4-0.html

13       GlobalNews Wire Citing Meticulous Research, 3/2/2021. “Industrial Automation Market by component, mode of operation, and end user”

Automation Solutions for Industrial Equipment

The Industrial Equipment market covers a broad range of use cases and product categories, with automation solutions targeting Material Transport Equipment (MTE) heavily utilized by the majority of industry market sectors. For our purposes, we can think of MTE to include all material handling equipment directly related to material transit (this includes conveying equipment, monorail, hoists, storage & retrieval, and industrial vehicles). The MTE market is characterized by steady growth, and the increase in global e-commerce activity and industry mechanization over the past decade are projected to grow the industry to $160 billion in 2023, representing a 3.9% 5-year CAGR.14 Our belief is that these strong growth indicators will drive increased need for more advanced technology that will address gaps in the current capabilities of automated MTE solutions.

Historically, MTE automation has been heavily weighted in solutions related to storage/retrieval systems and conveyors because more rigid and repetitive environments are better suited for the limited capability of existing automation solutions. By contrast, the vehicles in the MTE category, referred to here as industrial vehicles, are largely still driven manually. As an example, automated guided vehicles (AGVs) and autonomous mobile robots (AMRs) have illustrated the applicability of automated industrial vehicles for the manufacturing and distribution industries, yet adoption rates of these technologies are lagging behind Industry 4.0 growth rates by as much as 4.5%.15

Analysis by ABI Research estimates that the top 10 manufacturers of industrial vehicles for manufacturing and distribution shipped approximately 883,000 units in 201916. However, fewer than 1% of material handling vehicles shipped every year are automated, presenting a significant opportunity to automate industrial vehicles. The cost to operate a non-autonomous material transport vehicle is reported to be $32.42 per hour, according to the Bureau of Labor Statistics compensation data for transportation and material moving full-time employees. Further, it is estimated that each non-autonomous vehicle is in operation for approximately 4,174 hours per year based on 16-hour per workday operation. The labor costs associated with humans operating 883,000 non-autonomous vehicles for manufacturing and distribution yield our current market potential of $119B. The ability to deliver more consistent operations, reduce accidents, and mitigate personnel issues like attrition and truancy through the use of AVs could create additional market opportunity. Other relevant statistics we consider when evaluating our market potential are that there are an estimated 20,000 warehouses in the US (50,000 globally) with an average of 175 employees per warehouse17, and there are an estimated 900,000 employees moving material within these US warehouses18. We believe that technological innovation is needed to enable adoption of autonomous MTE that will address the substantial industry challenges that exist today.

These challenges include:

Labor shortages — The hiring and retention of qualified workers is a critical concern for the markets that material transport vehicles operate within. In fact, Deloitte’s 2020 and 2021 Material Handling Industry Report showed that over 50% of the 1,000 supply chain and manufacturing leaders surveyed rated hiring and employee retention as their biggest challenge.19 Additionally, in a survey completed in late 2019 prior to the start of the COVID 19 pandemic, 73% of survey respondents indicated that it takes more than 30 days for their companies to fill open positions. By 2030, the impact of unfilled open jobs in manufacturing could cost the US economy more than $1 trillion. Compounding the issue further is the industry’s projected increase in labor demand and cost. According to IBISWorld’s 2020 US Industrial Machinery & Equipment Industry Report, US industry labor needs are expected to increase at an annualized rate of 3.7% to over 375,000 workers through 2025, driven by higher US industrial and manufacturing activity. Average cost of manufacturing labor in the US has also increased by 20% since 2010 according to McKinsey.

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14       Global Material Handling Equipment (report), Freedonia focus reports, 2019

15       Global Material Handling Equipment (report), Freedonia focus reports, 2019

16       abiresearch.com. Whitepaper | Trends In Supporting And Scaling Modern Automation. https://go.abiresearch.com/lp-trends-in-
supporting-and-scaling-modern-automation. Accessed 30 Aug. 2021.

17       “Number of Warehouses in U.S.” Statista, https://www.statista.com/statistics/873492/total-number-of-warehouses-united-states/. Accessed 30 Aug. 2021.

18       Industries at a Glance: Warehousing and Storage: NAICS 493. https://www.bls.gov/iag/tgs/iag493.htm#fatalities_injuries_and_illnesses. Accessed 30 Aug. 2021

19       MHI Deloitte industry report

Difficulty in scaling — The traditional approaches to vehicle automation make scaling vehicle automation solutions difficult due to strains caused by service lifecycle management and issues with dynamic deployability. Industrial automation customers are forced to coordinate operational components from a variety of different vendors and lack a unifying architecture that allows the technology to scale effectively within and across sites. Significant costs are also associated with expanding the scope of existing automation solutions as they are tightly coupled to specific vehicles and often require an overhaul of the site infrastructure to overcome shortcomings in the automation technology. This can be especially true in niche environments like mines, where the deployability challenges are compounded by unique sites that require heterogeneous fleets. Furthermore, customer service, workforce training, and repair fall under service lifecycle management and must be taken into account along with the technology in order to scale efficiently.20

Lagging technological advancement — Manufacturers of material transport vehicles have core competencies in mechanical, electrical, and control systems while the end users of the vehicles typically specialize in logistics, manufacturing, and material moving. There is limited expertise throughout the material handling value chain in software algorithms, sensing, and high-performance computing. Considering the incumbents’ gaps in leading-edge AV and AI technologies and the pressure existing suppliers face to ship manually-operated vehicles that address the multi-billion dollar demand that already exists, we believe it is unlikely that existing stakeholders will be able to invest in the technological advancements that will solve the industry’s fundamental challenges. Deloitte’s 2020 Material Handling Industry Report indicates that, through 2023, only 42% of survey respondents would invest in automation equipment at all, with just 20% reporting that they would invest in either AVs or predictive analytics.21

High barriers to adoption — Many solutions for automated material transport require an all-or-nothing commitment from customers: either make a major upfront investment to overhaul operations for automation, or postpone automation at the risk of falling behind competition. This all-or-nothing approach to unlocking future return on investment (ROI) can be problematic for risk-averse companies that seek to adopt automation solutions. Depending on fleet size, traditional automation solutions such as “robot-in-a-box” may command ROI horizons of up to 4 years. Factoring in ancillary costs like installation, maintenance, on-site testing, integration, and deployment, can also represent a significant annual cost burden.22 According to a PwC survey, “cost advantage” was the most prevalent prompt cited (86% of responses) for adopting advanced industrial mobility technologies, but in conjunction, “costs are prohibitive” was the most prevalent barrier (58% of responses) to adoption of semi-autonomous/autonomous vehicles.23

To combat these challenges, we have built an Enterprise Autonomy Suite for industrial vehicles that leverages advanced in-vehicle autonomous driving technology and incorporates leading supporting technologies like data analytics, fleet management, cloud, and connectivity. EAS provides a differentiated solution that we believe will drive pervasive adoption of industrial autonomy and create value for customers at every stage of their automation growth.

The Enterprise Autonomy Suite for Industrial Vehicles

Our unique value proposition stems from the concept that the growth of industrial autonomy requires an approach that deploys applied AV solutions within a system of supportive resources rather than a technology feature that is tuned to a specific industrial vehicle.

Some companies manufacture standard industrial vehicles then integrate industrial automation software for rigid tasks. Others develop new vehicle platforms to enable more advanced automation capabilities, limiting the AV technology to a narrow use case. We develop an advanced autonomous vehicle software, DriveMod, for industrial

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20       Ricoh & ABI Research report: https://www.ricoh-usa.com/en/insights/whitepapers/trends-supporting-scaling-modern-automation-
service-lifecycle-management

21       MHI Deloitte industry report

22       Ricoh & ABI Research report: https://www.ricoh-usa.com/en/insights/whitepapers/trends-supporting-scaling-modern-automation-
service-lifecycle-management

23       Industrial Mobility: How autonomous vehicles can change manufacturing (MR.22)

vehicles. DriveMod is a component of EAS that is operationally expansive, vehicle agnostic, and compatible with indoor and outdoor environments. EAS centers around DriveMod’s on-vehicle AV software and is supported by our Cyngn Insight and Cyngn Evolve technology and tools.

Figure 2: The core components that make up our EAS product offering.
EAS is currently available as a private beta release to select customers.

Our approach drives value at every stage of a company’s autonomy journey

EAS provides extensible industrial autonomy solutions that can include data-driven actionable insights, partial autonomy to augment existing workflows and support human drivers, and fully autonomous vehicle mobility. By offering flexible data and autonomous services through subscription-based business models, we assuage the industry’s existing challenge of all-or-nothing adoption for autonomous vehicles. Installing DriveMod onto any vehicle unlocks a collection of valuable product offerings that customers can activate over the air, creating lower barriers to entry and enabling customers to benefit from novel data insights while adopting industrial AVs at their own pace.

EAS galvanizes the relationship between AVs and data

Our EAS combines core autonomous vehicle technology with a suite of tools and products that strengthen the ties between industrial business operations and the positive network effects that underpin the relationship between data and AVs. DriveMod uses data from advanced sensors to navigate AVs, creating a de facto mechanism for rich data collection. Vehicles equipped with DriveMod provide the means for us to collect data then organize, analyze, and expose customers to novel insights. This makes the data collected during vehicle operation a new type of asset that adopters of AV technology can take advantage of. Data can be stored in cloud or on-premises servers, according to customer requirements. We intend to have our customers own the data collected at their facilities and for Cyngn to have the rights to use that data for certain purposes, such as testing simulation and development. These data assets present a new opportunity to reveal previously unknown insights about day-to-day operational processes that impact safety, efficiency, vehicle maintenance, and growth.

MORE DATA
Cyngn Insight
CYNGN EVOLVE
MORE DEPLOYMENTS
DriveMod
EXPANDED SOFTWARE CAPABILITIES

Figure 3: The EAS product flywheel

As the deployment of industrial vehicles with DriveMod scales up, the amount and diversity of data flowing through Cyngn Insight expands, creating an accelerated feedback loop and powers our ability to use Cyngn Evolve to further enhance DriveMod, and update the on-vehicle software over-the-air.

Continual Improvement Drives Technology Advancement

DriveMod’s building blocks enable a more consistent cadence of upgrades, improvements, and customer-specific feature development that can be deployed via over-the-air updates. These capabilities ensure that the deployed system stays in sync with the changing application demands while allowing customers to focus on monetary and operational ROI. Our EAS plugs into business operations by creating and collecting real-time data and aggregating it into configurable analytics dashboards that inform customer operations as well as future DriveMod releases, creating a data set specific to each customer from high-resolution data collected during their operations.

Our Approach Augments and Upskills Workforces

Industrial vehicle autonomy represents an opportunity to minimize the adverse impact that talent shortages, employee health, and safety have on a company’s core operations. Autonomous vehicles can be relied upon to fill the voids that commonly create human resource issues like executing repetitive tasks, working during undesirable hours, and operating in uncomfortable or hazardous environments. One Deloitte case study inspected a parts manufacturing and fulfillment facility that utilized AMRs to pick products from the back of their expansive distribution center. Introducing the AMRs saved employee time, provided respite from unstimulating tasks, and improved both morale and productivity overall.24

Furthermore, existing employees can be exposed to cutting-edge technology and develop new valuable career development opportunities. For instance, a manufacturing community in Wisconsin successfully retrained their employees to be skilled in AMR maintenance after AMRs were introduced to replace traditional conveyors.25

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24       Deloitte industry report, 2020

25       https://www.automationworld.com/home/article/21117100/are-autonomous-mobile-robots-at-the-tipping-point

We Designed for Scale

EAS provides a powerful solution to scalability issues, especially for dynamic deployability and service lifecycle management. DriveMod’s modular capability to deploy AV technology on diverse vehicle fleets has been proven through its deployment on nine different vehicle form factors that we have operated autonomously. These vehicles were deployed as prototypes or as a part of proof-of-concept project. Of these deployments, two were at customer sites. For one deployment we were paid $166,000 and the other was part of our normal R&D activities. Our AV development and testing have included road vehicles that navigate complex dynamic environments. DriveMod is capable of perceiving more than 100 dynamic objects per second and then using that perception information to navigate autonomously. This capability has been proven via road testing in difficult driving settings like urban streets. In contrast, the industrial settings of our target market rarely encounter 100 dynamic actors per minute, let alone per second. Scalability is further strengthened by EAS creating common interfaces and experiences that unify customer data and AV operations within and across sites. Thus, proliferating our solutions with customers will be achieved by iteratively adding onto an existing EAS, which minimizes the marginal cost associated with expanding AV operations. Additionally, the deployment of EAS allows for all of the on-going administration, services, and vendors associated with managing the lifecycle of the system to be integrated.

Any Vehicle Anywhere

Safely bring autonomous capabilities to any commercially available vehicle.

Sensor fusion-based object detection and classification

Planned Path

Trajectory Predictions

Dynamic behavioral decision fences

High-definition semantic map with road feature information

Figure 4: Illustration of DriveMod’s ability to utilize key subsystems across multiple environments and vehicle platforms (left: off-road utility vehicle; right: indoor material handling vehicle).

Our Products

EAS is a suite of technology and tools that we divide into three complementary categories: DriveMod, Cyngn Insight, and Cyngn Evolve.

DriveMod: Industrial Autonomous Vehicle System

We built DriveMod as a modular software product that is compatible with various sensor and computer hardware components that are widely used throughout the autonomous vehicle industry. Our software combined with sensors and components from industry leading technology providers covers the end-to-end requirements that enable vehicles to operate autonomously with leading-edge technology. The modularity of DriveMod allows our AV technology to be compatible across vehicle platforms as well as indoor and outdoor environments. DriveMod can be retrofitted to existing vehicle assets or integrated into a manufacturing partner’s vehicles at assembly, providing accessible options for our customers to integrate leading-edge technology whether their AV adoption strategies are evolutionary or revolutionary.

Figure 5: The major subsystems that make up Cyngn’s autonomous vehicle technology (DriveMod)

DriveMod’s flexibility combines with our network of manufacturing and service partners to support customers at different stages of autonomous technology integration. This allows customers to grow the complexity and scope of their industrial autonomy deployments as their business transforms while continually capturing returns throughout their transition to full autonomy. EAS will also grant customers access to over-the-air software upgrades, ad hoc customer support, and flexible consumption based on usage and scale of operations. By lessening both the commercial and technical burdens of traditional vehicle automation and industrial robotics investments, industrial AVs can become universally available to the market, even reaching small and medium-sized businesses that may otherwise struggle to adopt Industry 4.0 technology.

Cyngn Insight: Intelligent Control Center

Cyngn Insight is the customer-facing tool suite for managing AV fleets and aggregating data to extract business insights. Analytics dashboards surface data about the system’s status, vehicle telemetry, and performance metrics. Cyngn Insight also provides tools to switch between autonomous, manual, and remote operation when required. This flexibility allows customers to use the autonomous capabilities of the system in a way that is tailored to their own operational environment. Customers can choose when to operate their DriveMod-powered vehicles autonomously and when to have human operators operate the vehicles manually or remotely based on their own business needs. When combined, these capabilities and tools make up the Cyngn Insight intelligent control center that enables flexible fleet management from any location.

Figure 6: An operator uses the Cyngn Insight control center to operate vehicles remotely

Cyngn Insight’s tool suite includes configurable cloud dashboards that aggregate diverse data streams at several levels of granularity (i.e., site, fleet, vehicle, module, and component). We can collect data during “open loop” vehicle operation, meaning that the vehicles can be operated manually while still collecting the rich data enabled by the advanced on-vehicle sensors and computers. This data can be used for predictive maintenance, operational improvements, educating employees on digital transformation26 and more. For example, use cases for performance management analytics driven by automation have experienced productivity increases of 20 – 70% according to studies by Deloitte and McKinsey.27

Cyngn Evolve: Data Optimization Tools

Cyngn Evolve is our internal tool suite that underpins the relationship between AVs and data. Through a unifying cloud-based data infrastructure, our proprietary data tools strengthen the positive network effects derived from the valuable new data created by AVs. Cyngn Evolve and its data pipelines facilitate AI/ML training and deployment, manage data sets, and support driving simulation and grading to test and validate new DriveMod releases, using both real-world and simulated data.

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26       https://www.pwc.fi/fi/julkaisut/tiedostot/industry-4.0-digital-operations-survey-key-findings-finland-2016.pdf

27       2020 MHI Deloitte Industry report; Industry 4.0: Reimagining manufacturing operations after COVID-19 | McKinsey

Figure 7: The Cyngn “AnyDrive” simulation is part of the Cyngn Evolve toolchain. The simulation environment creates a digital version of the physical world. This allows for customer data sets to be leveraged and augmented to achieve testing and validation prior to releasing new AV features.

As AV technology expertise matures globally, there may be opportunities to monetize the sophisticated AV-centric tools of Cyngn Evolve. Currently, we believe that AV development is confined to small groups of experts. Therefore, Cyngn Evolve is currently an internal EAS tool that we use to advance DriveMod and Cyngn Insight, our customer-facing EAS products.

Our Strategy

360° Sales and Marketing

We are building a go-to-market ecosystem that we believe will be highly leveraged by using our partners as the foundation of our growth strategy. We will utilize these relationships to generate and cultivate customer demand, acquire new customers, and deliver additional services to our customers.

Key elements of our market entry and expansion roadmap include:

Focus: manufacturing and distribution material handling vehicles

Manufacturing requires the shortest timeline for deployment and the market is expected to account for 52% of new material handling machinery demand by 2023.28 We have already deployed DriveMod on multiple vehicles that are commonly used in these applications. These vehicles were deployed as prototypes or as a part of proof-of-concept project. Of these deployments, two were at customer sites and of which, one was paid.

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28       Global Material Handling Equipment (report), Freedonia focus reports, 2019

Broaden: address other industrial vehicle use cases

The industries that utilize material transport vehicles share trends, challenges, and opportunities. DriveMod has been architected to be vehicle agnostic and allow for efficient expansion to industries such as mining, construction, yard operations, and agriculture.

Expand: develop autonomous vehicle technologies across other sectors

According to a CB Insights report, autonomous vehicle technology brings value to at least 33 industries29. Because our core autonomous technology is universal, the Company has an opportunity to generate revenue across a variety of industries. We believe that developing the sales and marketing infrastructure to access these markets is an essential aspect of driving growth in these areas.

Revenue Sources

Although, we currently have no customers, we anticipate that our technology will generate revenue through two main methods: deployment and EAS subscriptions.

Deployment

Deploying our EAS requires us and our integration partners to work with a new client to map the job site, gather data, and install our AV technology within their fleet and site. New deployments yield project-based revenues that are assessed based on the scope of the deployment. Our major collaborators in this area are our OEM partners, and we reinforce our deployment capability with integration and services experts like Formel D. Formel D is a globally active service provider to the automotive industry and to manufacturing supply chains. Working directly with our OEM partners as well as with third party experts ensures that we can deploy our technology globally and at scale. These collaborative partnerships are established through mutually beneficial, non-binding memorandums of understanding or partnering agreements for the purpose of joint go-to-market efforts.

EAS Subscription

According to ABI Research, the cloud robotics opportunity will grow from $3.3 billion in 2019 to $157.8 billion in 2030, accounting for 30% of the robotic industry’s total worth30. Sustained revenue growth will come largely from ongoing subscription revenues that enable companies to tap into an ever-expanding suite of AV and AI capabilities as organizations transition into full industrial autonomy.

Industrial operations are extremely rich with data. However, we believe this data is still being put to limited use, especially as it pertains to equipment transport and autonomy performance. EAS creates a foundation for extracting new and valuable enterprise data insights by the nature of the advanced sensors, electronic control units, and connectivity that supports DriveMod’s functionality. We can monetize the data insights in a variety of ways by offering configurable cloud dashboards for fleet/asset management, operational performance data, and predictive analytics to customers. In parallel, exposing this fleet and vehicle data will be a boon for our OEM partners as they evolve to optimize their product roadmaps and better integrate our technology to serve the future needs of industrial autonomy.

Go-to-market

Our go-to-market strategy hinges on strategic collaboration and is based on a set of three basic principles:

•        Collaborate with industrial vehicle OEMs

•        Land & expand with end customers

•        Partner instead of compete on adjacent enabling technology

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29       https://www.cbinsights.com/research/13-industries-disrupted-driverless-cars/

30       https://roboticsandautomationnews.com/2020/07/09/cloud-robotics-market-predicted-to-grow-to-157-8-billion-by-2030/33909

Collaborate — industrial vehicle OEMs

Our focus is on acquiring new customers who are either (a) looking to embed our technology into their vehicle products or (b) upsell their existing clients with our vehicle retrofits. We follow a named account coverage approach. After establishing a customer relationship with an OEM, we seek to embed our technology into their product roadmap and expand our services to their many clients. We believe this category represents a substantial opportunity to generate revenue as a single relationship with an OEM can lead to revenue opportunities across the entire marketplace. For example, our partner, Columbia Vehicle Group with whom we have partnered through a non binding memorandum of understanding, provides over 70 years of vehicle manufacturing experience and customer insight.

Land & expand — end customers

Our go-to-market strategy is to acquire new customers that use industrial vehicles in their mission-critical operations. We pursue this strategy by being hyper-focused on building a robust pipeline of prospective customers (“land”) and utilizing strategic sales channels that will result in coordinated opportunities to accelerate growth (“expand”). Our archetypal customers are corporations that deploy fleets of heterogeneous industrial vehicles across many sites. DriveMod’s flexibility is intertwined with the wide-ranging applicability of our EAS and creates the unique leveraged opportunity of expanding across vehicles and sites with these major customers. After an initial win for a first AV deployment with a customer, we can expand within the site to additional vehicle platforms, then expand the use of similar vehicles to other sites operated by the customer and finally repeat across new vehicles and sites.

Partner instead of compete — technology

The scaling of Industrial Autonomy will benefit from an ecosystem made up of different enabling technologies and services, such as hardware manufacturing, connectivity, Internet of Things (IoT), and digital integration. Rather than trying to compete with other technology suppliers, we intend to rely on our strategic collaborations that give both partners access to new markets and capabilities. For example, partners like Arilou, Symboticware, and Airbiquity respectively provide complementary solutions in technologies like cyber security, digital asset management, and connectivity while partners like Formel D and First Transit provide expertise that aids towards platform scale up and operational services. These collaborative partnerships are established through mutually beneficial, non-binding memorandums of understanding or partnering agreements for the purpose of joint go-to-market efforts.

Our Technology

Autonomous vehicles must integrate a suite of technologies to generate operational value. Our core competencies are in DriveMod, the on-vehicle AV technology stack that is underpinned by AI and robotics expertise and paramount to enabling autonomous mobility. With Cyngn Insight, EAS integrates analytics, visual dashboards, connectivity, cloud services, and other traditional software systems that allow customers to interact with and extract insights out of our advanced AV technology.

Mapping & localization

Our proprietary system design abstracts mapping and localization data so that DriveMod can use a variety of high-accuracy solutions to create the optimal mapping and localization system for the given environment. Our mapping and localization system distills sensor data into contextually rich representations of the physical world and extracts common insights like required stops and navigation boundaries. These common insights help to create consistent AV operation across diverse sites, enabling our AVs to navigate both indoor and outdoor.

Perception

Granular, efficient perception forms the basis of advanced AVs. Perception is one of the most complex sub-systems, requiring specialized data infrastructure and engineering expertise in AI/ML and high-performance computing. We have built a modular sensor fusion pipeline that runs on a low compute footprint and creates the flexibility to customize our perception stack according to application requirements. Our perception architecture streamlines DriveMod deployments on new vehicles. Our approach addresses common industry challenges like integrating different sensor modalities and accounting for different sensor mounting positions. We have now integrated DriveMod into nine different vehicle platforms, utilizing various combinations of LIDAR, camera, RADAR, and ultrasonic, and positioning sensors.

Path planning

Our system’s ability to react and adjust to real-time changes creates a more efficient workflow than basic automation solutions that can only stop/go along a rigid path and require constant human hand-holding. The Cyngn path planning system provides thousands of trajectory candidates per second, enabling more complex paths to be navigated that may include advanced behavior like carefully nudging around obstacles or negotiating intersections.

Decision making

The Cyngn decision engine holds the logic and decision-making rules that govern driving behavior. The decision engine pulls together insights from mapping, perception, and path planning to enable more complex vehicle maneuvers and automated conflict resolution. The system is extensible to introduce new capabilities with logic that is designed to achieve a high level of abstraction, which enables us to adopt new driving behaviors.

Actuation

A subsystem of our software stack, Cyngn-by-Wire (CbW), addresses the basic requirements of mechanical vehicle components that must be met for DriveMod to make a vehicle operate autonomously. Legacy electronic control units (ECU) that do not use Drive-by-Wire (DbW) technology that enables software commands to electronically control vehicle actuation typically create a hurdle for integrating AV technology. CbW addresses this issue by decoupling the hardware and software components of DbW systems. For vehicles with legacy ECU’s, CbW allows customers to replace existing ECUs with DbW hardware that can be tuned to meet the needs of the selected vehicle platform using CbW software. When vehicles have DbW ECUs already installed, the CbW software layer is configured and applied without the need for replacing the hardware. Thus, CbW enables AV actuation across vehicle fleets with varying levels of vehicle age and sophistication.

Competitive Environment

There is an increasing demand for autonomous vehicle solutions in an effort to increase safety, improve efficiency, and enhance productivity to meet the goals set out by Industry 4.0. Autonomous vehicles are an enabling technology that gives us the opportunity to add more value to customers.

For Industry 4.0 markets, the global management consulting firm McKinsey & Company has published reports indicating that the upswing in adoption will be dependent on the ability for technology to provide companies with solutions that give customers a pathway that balances cost constraints with short-term resilience and long-term growth.31 As market participants develop their Industry 4.0 roadmap, technology partners that have an ability to adapt features to their changing needs will be required. As a result, we believe there will continue to be a need for technology companies to help push the industry 4.0 markets forward.

The market for automated vehicle solutions is burgeoning, and the advanced technology required to enable autonomous solutions in industrial environments is still developing. As a result, we face competition from a range of companies seeking to develop autonomous vehicle solutions. These competitors include traditional industrial vehicle manufacturers (such as Crown Equipment’s automated forklifts) robotics providers (such as Brain Corp for floor care and Outrider for yard operations), and software companies (such as Oxbotica), as well as large corporate competitors that provide a broad range of software, service, and logistics solutions across many markets. These competitors are also working to advance technology, reliability, and innovation in their development of new and improved solutions.

We will continue to face competition from existing competitors and new companies entering the industrial autonomy landscape. Many of our competitors either have technical or strategic barriers that limit their product offerings to specific deployment environments, operations protocols, or vehicle form factors. It is our belief that it will take a substantial period of time to develop features that satisfy the dynamic needs of industry customers. Additionally, larger corporate competitors are likely to encounter roadblocks due to competitive overlap with end customers, limiting their ability to address the needs of the broader industrial market. With specific regard to manufacturing and distribution, a number of competitors have already begun to deploy products, but we believe the benefits stemming from our modular software-centric approach, technical expertise in the area of autonomous vehicles, and the ubiquitous applicability of EAS gives us the potential to displace current offerings and capture a significant share of this rapidly growing market.

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31       Industry 4.0: Reimagining manufacturing operations after COVID-19 | McKinsey

Governmental and Environmental Regulations

Regulatory considerations contribute to our current strategic position that targets enterprise customers with operations mostly confined to private property. This decreases our exposure to regulations, which mitigates some deployment risks. Typically, we will satisfy regulatory requirements by adhering to the protocols of the site operator (the end customer).

The regulatory environment for autonomous industrial vehicles is still being developed. In 2016, the United States Department of Transportation (USDoT) issued regulations that require the submission of documentation covering specific topics related to autonomy and government regulators, but these regulations are targeted towards road vehicles. As the autonomous industrial vehicle regulatory environment continues to develop, it will be imperative not only to comply with applicable standards but to be an active participant in the development of new standards. Outside of government standards, third party organizations, industrial workplace advocates, and industry groups have and will continue to impose self-regulatory standards. In certain cases, these standards may be contractually applicable to our systems, products, and operations. Thus, we expect and prepare to comply with various standards, including OSHA, ISO, IEC, or ANSI on a case-by-case basis.

U.S. and international regulations related to data privacy are also of great importance to our company’s products, operations, and culture. Like the autonomous vehicle regulatory environment, the regulatory framework for data privacy, protection, and security worldwide is continuously evolving and developing. As a result, interpretation and implementation standards and enforcement practices are likely to remain fluid for the foreseeable future. As our company expands its operations, the collection, use, and protection of any and all data assets will be internally scrutinized to ensure compliance with this changing landscape.

Decreasing the environmental impact of industrial vehicles is a high priority. Research has shown that equipment utilization rate, configuration, and operational consistency have a strong effect on the emissions released by industrial vehicle equipment.32 A key focus of Cyngn’s EAS will be working to minimize the environmental impact of industrial vehicles through new data insights that can contribute to more sustainable practices. Our historic vehicle platforms have primarily been electric vehicles (EV). While electric drivetrains are not a requirement for DriveMod’s technology, EVs are often an application requirement since the vehicles operate alongside humans in enclosed spaces.

Intellectual Property

Our ability to drive impact and growth within the autonomous industrial vehicle market largely depends on our ability to obtain, maintain, and protect our intellectual property and all other property rights related to our products and technology. To accomplish this, we utilize a combination of patents, trademarks, copyrights, and trade secrets as well as employee and third party non-disclosure agreements, licenses, and other contractual obligations. In addition to protecting our intellectual property and other assets, our success also depends on our ability to develop our technology and operate without infringing, misappropriating, or otherwise violating the intellectual property and property rights of third parties, customers, and partners.

Our software stack has over 30 subsystems, including those designed for perception, mapping & localization, decision making, planning, and control. As of the date of this prospectus, we have 10 pending patent applications and expect to file an additional 19 patent applications by the end of this calendar year. We expect to continue to file additional patent applications with respect to our technology in the future.

Human Capital Resources

Our team is composed of energetic, motivated and highly experienced visionaries. They include machine vision, AI, and autonomous software engineers from the greatest universities in the world. Together with a highly talented and skilled support team, we solve real-world industrial applications in autonomy. As of the date of this prospectus, 2021, we had 33 full-time employees. The majority of our employees are based in Silicon Valley, California.

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32              Determining the environmental impact of material hauling with wheel loaders during earth moving operations. Journal of the Air & Waste Management Association.

Our core values include focus on impact, display curiosity, communicate proactively, apply good judgment, and demonstrate selflessness. We believe these values encourage innovation and a team-oriented culture. Our employees have access to a wide range of training, different career paths, and, most importantly, challenging and purposeful work. Our culture is also built on diversity, inclusion, camaraderie, and celebration. We organize regular team building activities and public recognition forums to celebrate our diversity and invest in strong relationships.

In addition to a positive culture and career development, we offer a robust benefits package. This package includes a flexible vacation policy, 401(k), and a premier health plan for employees and their dependents. We also regularly survey and host roundtables with our employees to better understand their needs and perspectives, and, as a result of these discussions, we have added benefits including conference funds, fitness stipends, team building budgets, and pet insurance.

Facilities

Our corporate headquarters is located in Menlo Park, California and acts as the main operational facility for our vehicle engineering, software engineering and business units. We have entered into a lease agreement, as amended for our corporate headquarters which lease provides for annual base rent of $185,922 and expires in February 2022. We also lease additional space near our corporate offices that is used to house development vehicles and other assets. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates are involved in a proceeding adverse to our business or have a material interest adverse to our business.

Impact of COVID-19

The COVID-19 pandemic affected our company, partners, customers, and the industry at large in many ways. Namely, we saw decreased interest in new deployments due to travel restrictions and social distancing precautions. In addition, it was not feasible for us to engage in new on-site discussions and product demonstrations with the pandemic safety measures that were in place during most of 2020 and early 2021. Furthermore, many potential customers and partners paused their investment into new technologies as they focused on keeping their core business running under the extenuating circumstances of the pandemic. These factors delayed our progress, particular with respect to sales and business development activities. However, we believe this negative impact will be transient. In fact, we believe many of the industries that have positive feedback characteristics to the industrial vehicle market (e-commerce, construction mechanization, etc.) have entered a new stage of growth during the COVID-19 pandemic. The need to support these global markets and the desire to reduce human interactions, enable social distancing as a preventative measure in future operations has spawned new use cases and opportunities for our autonomous vehicle (AV) technology. In the long run, we believe that the pandemic will have accelerated the AV and automation strategies of many customers and partners.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Executive Officers:
Lior Tal	47	Chief Executive Officer, Chairman of the Board of Directors and Director
Donald Alvarez	57	Chief Financial Officer
Ben Landen	34	Vice-President of Business Development
Non-Executive Directors:
Mitch Lasky	60	Director
Karen Macleod	58	Director
Colleen Cunningham	59	Director
James McDonnell	66	Director

Executive Officers

Lior Tal

Mr. Tal has served as the Company’s Chief Executive Officer and a Director since October 2016. From June 2016 to October 2016, Mr. Tal served as the Company’s Chief Operating Officer. Prior to joining the Company, Mr. Tal was the director of international growth and partnerships at Facebook where he worked from April 2011 to June 2016. Mr. Tal co-founded Snaptu (acquired by Facebook) in September 2007 and was the vice president of business development until May 2011. During his time at Snaptu, Mr. Tal helped grow the user base from launch to tens of millions of users. Prior to co-founding Snaptu, Mr. Tal was a partner at Barzam, Tal, Lerer Attorneys at law & Patent attorneys from March 2004 to August 2007. Mr. Tal has also held leadership roles at Actimize (acquired by NICE), DiskSites (acquired by EMC), and Odigo (acquired by Comverse). Mr. Tal holds a law degree from Tel Aviv University.

Mr. Tal holds an LLB in law and a BA in Business Management from Reichman University. Mr. Tal’s executive and technology industry experience qualify him to serve on our board of directors.

Donald Alvarez

Mr. Alvarez has served as the Company’s Chief Financial Officer since June 2021. Prior to joining the Company, Mr. Alvarez was the vice president of finance of the International Council of Shopping Centers from 2017 to August 2020. During his time at the International Council of Shopping Centers, Mr. Alvarez helped improve internal controls, increase productivity and reduce cost. Mr. Alvarez was active in renegotiating merchant credit card fees. Mr. Alvarez also implemented a company-wide, annual budget process and deployment of a new budgeting software tool. From 2015 to 2017, Mr. Alvarez was vice president of finance of QuVa Pharma, Inc. (“QuVa”), where he helped create an accounting and finance department. From 2011 to 2014, Mr. Alvarez was the national managing partner, COO and CFO of Tatum, a Randstand Company (“Tatum”). During his time with Tatum, Mr. Alvarez oversaw a business turnaround that significantly improved Tatum’s financial performance. Mr. Alvarez has held several other senior financial and operational roles in both private and public companies, including CFO of Broadband Discovery Systems, Inc., CFO of Fatbrain.com, CFO of Shop.com, and Regional Managing Director of Resources Global Professionals. Mr. Alvarez began his career in the audit and assurance practice of Deloitte where he spent seven (7) years. Mr. Alvarez holds a BS in Business Administration from California State University, East Bay.

Ben Landen

Mr. Landen has served as the Company’s Vice President of Business Development since May 2021. Prior to that, Mr. Landen served as the Company’s Senior Director of Product & Partnerships from September 2019 to May 2021. From May 2017 to September 2019, Mr. Landen was the Head of Product & Business Development at DeepScale (acquired by Tesla), a venture-backed startup that developed AI perception solutions for autonomous vehicles. From August 2015 to April 2017, Mr. Landen was a Senior Business Manager of Maxim Integrated, where he managed a $100M automotive semiconductor product line and supervised a team of product managers. Mr. Landen was a Business Manager from

September 2013 to August 2015 and an Associate Business Manager from August 2010 to September 2013. Mr. Landen holds a BS in Electrical Engineering from California Polytechnic University, San Luis Obispo and an MBA from UC Berkeley’s Haas School of Business.

Non-Executive Directors

Mitch Lasky

Mr. Lasky has served as a member of the Company’s board of directors since March 2013. Mr. Lasky has been a partner of Benchmark Capital, a venture capital firm, since April 2007. Mr. Lasky has been a co-owner of the Los Angeles Football Club since January 2016. Mr. Lasky was the EVP, Mobile & Online of Electronic Arts from February 2006 to April 2007. From November 2000 to February 2006, Mr. Lasky was the CEO and chairman of the board of JAMDAT Mobile, Inc. Mr. Lasky currently serves as a member of the board of directors of various companies, including: Discord, Manticore Games Inc., Ubiquity6 Inc., and thatgamecompany. Mr. Lasky has previously served as a member of the board of directors of various companies, including: Snap Inc., PlayFab, Inc., Engine Yard, Outpost Games, Inc., NaturalMotion, Gakai, and Riot Games. Mr. Lasky holds a JD from the University of Virginia School of Law and a BA in History and Literature from Harvard University.

Mr. Lasky’s prior experience serving on the boards of publicly traded companies and his financial and technology industry experience qualify him to serve on the Company’s board of directors.

Karen Macleod

Ms. Macleod has served as a member of the Company’s board of directors since July 2021. Ms. Macleod currently serves as Market Leader — Interim Solutions of Korn Ferry. Ms. Macleod served as the CEO of the Arete Group through 2021, a company she founded in 2015. Ms. Macleod was the president of Tatum, Randstand Holdings NV Company from 2011 to 2014. Ms. Macleod was the president of Resources Connection, Inc. North America from 2004 to 2009 and previously served in other capacities after joining the company in 1998. From 1985 to 1994, Ms. Macleod was a senior manager at Deloitte. Ms. Macleod has also served on various boards. Ms. Macleod has served as a member of the board of directors of Track Group Inc. (OTCQX — TRCK), and has been the chair of Track Group Inc.’s audit committee since 2016. Ms. Macleod served as a member of the board of directors and a member of the audit committee of FWA of New York from 2018 to 2021. From 1998 to 2009, Ms. Macleod served on the board of directors of Resources Connection, Inc. (NASDAQ — RGP). From 2006 to 2013, Ms. Macleod served on the board of directors of Overland Solutions. Ms. Macleod holds a B.A. in Business Economics from University of California, Santa Barbara.

Ms. Macleod prior board experience and particularly her role serving on audit committees qualify her to serve on the Company’s board of directors.

Colleen Cunningham

Ms. Cunningham has served as a member of the Company’s board of directors since September 2021. Ms. Cunningham has served as a board member and the treasurer of Northstar Pet Rescue since 2017. From 2012 to 2018, Ms. Cunningham was the senior vice president and corporate controller of Zoetis, Inc. Prior to that, Ms. Cunningham was the global managing director of Resources Connection, Inc. from 2007 to 2012. From 2003 to 2007, Ms. Cunningham was the president and chief executive officer of Financial Executives International. From 2001 to 2003, Ms. Cunningham was the chief financial officer of Havas Advertising, North America. Ms. Cunningham was chief accountant at AT&T, Inc. from 1999 to 2001. Prior to that, Ms. Cunningham was a division manager of accounting policy and external reporting for AT&T, Inc. from 1995 to 1999. Ms. Cunningham was the assistant controller of AT&T Capital Corporation from 1988 to 1995. From 1984 to 1988, Ms. Cunningham was a senior auditor at Touche Ross/Coopers & Lybrand. Ms. Cunningham has also served on various committees. From 2015 to 2018, Ms. Cunningham served as a member of the US Chamber of Commerce Financial Reporting Committee. From 2012 to 2018, Ms. Cunningham served as a member of the FEI Committee on Corporate Reporting. From 2007 to 2012, Ms. Cunningham served as a member of the International Issues Conference Committee of AICPA. From 2005 to 2009, Ms. Cunningham served as a board member and the chair of the Ethics Resource Center Finance Committee. From 2005 to 2018, Ms. Cunningham served as a member of the advisory board to the accounting department of Pennsylvania State University. From 2003 to 2007, Ms. Cunningham served as a member of both the International

Accounting Standards Board Standing Advisory Committee and the Financial Accounting Standards Board Advisory Committee. Ms. Cunningham holds a B.A. in economics from Rutgers University and an M.B.A. in management from New York University’s Stern School of Business.

Ms. Cunningham’s prior management experience and expertise in corporate reporting, governance and accounting issues qualify her to serve on the Company’s board of directors.

James McDonnell

Mr. McDonnell has served as a member of the Company’s board of directors since September 2021. Mr. McDonnell is currently the Senior Vice President of Sales and Marketing for Vispero, since 2017. Mr. McDonnell was VP of sales at Honeywell from 2013 to 2017. Mr. McDonnell served on the board of Asetek from 2014-2019. Mr. McDonnell was SVP Sales & Marketing at Intermec from 2010 to 2013. Prior to this, Mr. McDonnell was an SVP and served in many executive sales and marketing roles at Hewlett-Packard from 1983 to 2009. Mr. McDonnell began his career at the General Electric Company from 1977 to 1983. Mr. McDonnell has a BS degree in Electrical engineering from Villanova University.

Mr. McDonnell’s prior experiences in sales & marketing leadership within various technology companies and his experience in industrial markets qualify him to serve on the Company’s board of directors.

Board Composition

Our board currently consists of five directors, Lior Tal, Mitch Lasky, Karen Macleod, Colleen Cunningham and James McDonnell. Ms. Macleod, Ms. Cunningham and Mr. McDonnell are “independent directors” within the meaning of the Listing Rules (the “Nasdaq Listing Rules”) of the Nasdaq Stock Market (“Nasdaq”).

Family Relationships

No family relationships exist between any of our officers or directors.

Role of Board of Directors in Risk Oversight Process

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The purpose of the Audit Committee is to assist the board of directors in fulfilling its fiduciary oversight responsibilities relating to (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, and (4) the independent auditor’s qualifications and independence. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Nasdaq Listing Rules. Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee must also be independent directors.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The members of our Audit Committee are Karen Macleod, Colleen Cunningham and James McDonnell, with Ms. Cunningham serving as the Chairperson. Each of Ms. Macleod, Ms. Cunningham and Mr. McDonnell, is independent under the rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market applicable to audit committee members. Our board of directors has determined that each of Ms. Macleod and Ms. Cunningham qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq Stock Market.

Our Audit Committee has the responsibility for, among other things, (i) selecting, retaining and overseeing our independent registered public accounting firm, (ii) obtaining and reviewing a report by independent auditors that describe the accounting firm’s internal quality control, and any materials issues or relationships that may impact the auditors, (iii) reviewing and discussing with the independent auditors standards and responsibilities, strategy, scope and timing of audits, any significant risks, and results, (iv) ensuring the integrity of the Company’s financial statements, (v) reviewing and discussing with the Company’s independent auditors any other matters required to be discussed by PCAOB Auditing Standard No. 1301, (v1) reviewing, approving and overseeing any transaction between the Company and any related person and any other potential conflict of interest situations, (vii) overseeing the Company’s internal audit department, (v) reviewing, approving and overseeing related party transactions, and (viii) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The members of our Compensation Committee are Ms. Macleod, Ms. Cunningham and Mr. McDonnell, with Ms. Macleod serving as the Chairperson. Our Compensation Committee has the responsibility for, among other things, (i) reviewing and approving the chief executive officer’s compensation based on an evaluation in light of corporate goals and objectives, (ii) reviewing and recommending to the Board the compensation of all other executive officers, (iii) reviewing and recommending to the Board incentive compensation plans and equity plans, (iv) reviewing and discussing with management the Company’s Compensation Discussion and Analysis and related information to be included in the annual report on Form 10-K and proxy statements, and (v) reviewing and recommending to the Board for approval procedures relating to Say on Pay Votes.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Ms. Macleod, Ms. Cunningham and Mr. McDonnell, with Mr. McDonnell serving as the Chairperson. Our Nominating and Corporate Governance Committee has the responsibility relating to assisting the Board in, among other things, (i) identifying and screening individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, (ii) recommending to the Board the approval of nominees for director, (ii) developing and recommending to our board of directors a set of corporate governance guidelines, and (iv) overseeing the evaluation of our board of director.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code”). The Code applies to all of our directors, officers and employees. Upon the completion of this offering, the full text of our code of conduct will be posted on our website under the Investor Relations section. We intend to disclose future amendments to, or waivers of, our Code, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase our shares of common stock.

Board Diversity

Each year, our nominating and corporate governance committee will review, with the board of directors, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates, our nominating and corporate governance committee will consider factors including, without limitation, an individual’s character, integrity, judgment, potential conflicts of interest, other commitments and diversity. While we have no formal policy regarding board diversity for our board of directors as a whole nor for each individual member, the nominating and corporate governance committee does consider such factors as gender, race, ethnicity, experience and area of expertise, as well as other individual attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors.

In September 2018, California Governor Jerry Brown signed into law Senate Bill 826, or SB 826, which generally requires public companies with principal executive offices in California to have a minimum number of females on the company’s board of directors. As of December 31, 2019, each public company with principal executive offices in California was required to have at least one female on its board of directors. By December 31, 2021, each public company will be required to have at least two females on its board of directors if the company has at least five directors, and at least three females on its board of directors if the company has at least six directors.

Additionally, on September 30, 2020, California Governor Gavin Newsom signed into law Assembly Bill 979, or AB 979, which generally requires public companies with principal executive offices in California to include specified numbers of directors from “underrepresented communities.” A director from an “underrepresented community” means a director who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, gay, lesbian, bisexual or transgender. By December 31, 2021, each public company with principal executive offices in California is required to have at least one director from an underrepresented community. By December 31, 2022, a public company with more than four but fewer than nine directors will be required to have a minimum of two directors from underrepresented communities, and a public company with nine or more directors will need to have a minimum of three directors from underrepresented communities.

Effective upon completion of this offering, our board of directors will include at least two female directors.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.      any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.      being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.      being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.      being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Award ($)(1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Lior Tal	2020	$350,000	$150,000		$102,301			$15,724	(2)	$618,025
CEO	2019	$350,000	$150,000		$194,148					$694,148

Bruce MacLean	2020	$300,000			$16,009			$75,000	(4)	$391,009
CBO(3)	2019	$294,231			$17,554					$311,785

Ben Landen	2020	$208,297			$3,045					$211,342
VP of Business Development	2019	$59,231			$502					$59,733

____________

The amounts below represent the compensation awarded to or earned by or paid to our named executive officers for the years ended December 31, 2020 and 2019:

(1)      Represents the aggregate grant date fair value of equity compensation awards granted to the named executive officer, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

(2)      Represents relocation expenses paid by the Company on behalf of Mr. Tal.

(3)      Mr. Maclean’s employment with the Company terminated on December 18, 2020.

(4)      Represents a cash severance payment paid to Mr. MacLean upon termination of his employment with the Company.

Executive Employment Agreements

Lior Tal

On April 17, 2016, we entered into an offer letter with Mr. Lior Tal, effective July 11, 2016. Pursuant to Mr. Tal’s offer letter, he serves as our Chief Executive Officer. Mr. Tal’s offer letter shall continue until terminated by either the Company or Mr. Tal. Pursuant to Mr. Tal’s offer letter, he will receive (i) an annual base salary of $350,000, and (ii) an option to purchase 953,789 shares of the Company’s common stock, at an exercise price of $0.13 per share. The option shall vest and become exercisable over a four-year period with 25% vesting seven (7) months after Mr. Tal’s employment start date and the balance vesting equally after each additional one-month period for continuous service completed over the following 41 months, subject to and in accordance with the terms of the Company’s 2013 Stock Incentive Plan. As of the date of this prospectus, all of such options have vested. Additionally, pursuant to the offer letter, Mr. Tal will be eligible for inclusion in the Company’s discretionary bonus plan. The offer letter contains customary provisions relating to vacation, benefits, and non-compete. Subsequent to Mr. Tal’s employment offer, he was granted additional options to purchase 2,424,215 and 1,987,000 shares of common stock at exercise prices of $0.13 and $0.22 per share, respectively. Mr. Tal’s options expire in 2028.

Ben Landen

On September 19, 2019, we entered into an immediately effective offer letter with Mr. Ben Landen. Pursuant to Mr. Landen’s offer letter, he will serve as our Senior Director of Business and Corporate Development. Mr. Landen’s offer letter shall continue until terminated by either the Company or Mr. Landen. Pursuant to Mr. Landen’s offer letter, he will receive (i) an annual base salary of $220,000, and (ii) an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.23 per share, which is based on the Board of Directors-approved fair market valuation as of March 31, 2019, as determined by an independent financial consultant. The option shall vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of Mr. Landen’s employment start date and the balance vesting equally after each additional one-month period for continuous service completed over the following 36 months, subject to and in accordance with the terms of the Company’s 2013 Stock Incentive Plan. Mr. Landen’s options expire in November, 2029. The offer letter contains customary provisions relating to vacation, benefits, and non-compete.

Donald Alvarez

On May 28, 2021, we entered into an offer letter with Mr. Donald Alvarez, effective June 1, 2021. Pursuant to Mr. Alvarez’s offer letter, he serves as our Chief Financial Officer. Mr. Alvarez’s offer letter shall continue until terminated by either the Company or Mr. Alvarez. Pursuant to Mr. Alvarez’s offer letter, he will receive (i) an annual base salary of $250,000 for his first year of employment, which annual base salary will increase to $300,000 upon the completion by the Company of an initial public offering, and (ii) a stock option to purchase 400,000 shares of the Company’s common stock at an exercise price of $2.88 per share, which option shall vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of Mr. Alvarez’s employment start date and the balance vesting equally after each additional one-month period for continuous service completed over the following 36 months, subject to and in accordance with the terms of the Company’s 2013 Stock Incentive Plan. Mr. Alvarez’s options will expire in June 2031. The offer letter contains customary provisions relating to vacation, benefits, and non-compete.

Compensation of Directors

Our directors do not currently receive any compensation other than reimbursement for expenses incurred during the performance of their duties or their separate duties as officers of the Company. We intend to approve a compensation plan for directors that will take effect upon completion of this offering.

Equity Incentive Plans

2013 Equity Incentive Plan

General.    In February 2013, our Board of Directors adopted the 2013 Equity Incentive Plan (the “2013 Plan”). Our 2013 Plan became effective immediately on adoption.

Share Reserve.    The number of shares of our common stock available for issuance under our 2013 Plan is 17,158,579, subject to adjustment as described in the 2013 plan.

Administration.    The board of directors administers our 2013 Plan. The board of directors may delegate ministerial duties to such of the Company’s employees as it so determines

Eligibility.    Employees, officers, directors or related companies may be eligible to participate in our 2013 Plan. An award may also be granted to consultants, agents, advisors and independent contractor for bona fide services rendered to the Company or any related company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Types of Awards.    The board of directors has the authority, in its sole discretion, to determine the type or types of awards to be granted under the Plan. Our 2013 Plan provides for the following types of awards:

•        Incentive stock options and nonqualified stock options;

•        Stock appreciation rights;

•        Stock awards;

•        Restricted stock;

•        Performance Awards;

•        Stock units;

•        Other stock or cash-based awards.

Corporate Transactions.

Notwithstanding any other provision of the 2013 Plan to the contrary, unless the board of directors determines otherwise with respect to a particular award in the instrument evidencing the award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change of control, if and to the extent an outstanding award is not converted, assumed, substituted for or replaced by the successor company, then such award shall terminate upon effectiveness of the change of control. If and to the extent the successor company converts, assumes, substitutes for or replaces an outstanding award, the vesting and/or exercisability restrictions and/or forfeiture and/or repurchase provisions applicable to such award shall continue with respect to any shares of the successor company or other consideration that may be received with respect to such Award.

In the event we are a party to a merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company, all obligations of the Company under the 2013 Plan with respect to awards shall be binding on any successor to the Company. Notwithstanding any other provision of the 2013 Plan to the contrary, unless the board of directors determines otherwise with respect to a particular award, in the event of a change of control, if and to the extent an outstanding award is not converted, assumed, substituted for or replaced by the successor company, then such award will terminate upon effectiveness of the change of control. If and to the extent the successor company converts, assumes, substitutes for or replaces an outstanding award, the vesting and/or exercisability restrictions and/or forfeiture and/or repurchase provisions applicable to such award shall continue with respect to any shares of the successor company or other consideration that may be received with respect to such award. A change of control includes:

•        a merger or consolidation of the Company with or into any other company or other entity;

•        a sale, in one transaction or a series of transactions undertaken with a common purpose, of all of the Company’s outstanding voting securities; and

•        a sale, lease, exchange or other transfer, in one transaction or a series of related transactions, undertaken with a common purpose of all or substantially all of the Company’s assets.

Adjustment of Shares.

In the event that, a stock dividend, stock split, spin off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of common stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of common stock, then the board of directors shall make proportional adjustments in:

•        the maximum number and kind of securities issuable as incentive stock options under the 2013 Plan; and

•        the number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

Amendments or Termination.

Our board of directors may amend, suspend or terminate the 2013 Plan or any portion of the 2013 Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the 2013 Plan. Subject to the 2013 Plan, the Board may amend the terms of any outstanding award, prospectively or retroactively.

2021 Equity Incentive Plan

General.    Our board of directors adopted the Cyngn Inc. 2021 Equity Incentive Plan (the “2021 Plan”) prior to the offering, and the 2021 Plan was submitted to our stockholders for approval. Our 2021 Plan became effective immediately on adoption although no awards will be made under it until the effective date of the registration statement of which this prospectus is a part. Our 2021 Plan replaces our 2013 Plan. However, awards outstanding under our 2013 Plan will continue to be governed by their existing terms. Our 2021 Plan has the features described below.

Share Reserve.    The number of shares of our common stock available for issuance under our 2021 Plan is 1,500,000 plus up to 8,500,000 shares common stock that are reserved and not yet issued or subject to awards granted under the 2013 Plan or that have subsequently forfeited, expire or lapse unexercised or unsettled. There will also be an annual increase to be added as of the first day of the Company’s fiscal year beginning in 2022 equal to the least of (i) 5% of the outstanding common stock on a fully diluted basis as of the end of the Company’s immediately preceding fiscal year, (ii) 1,000,000 shares, and (iii) a lesser amount determined by the board; provided, however, that any shares from any such increases in previous years that are not actually issued shall continue to be available for issuance under the 2021 Plan.

If any award lapses, expires, terminates or is cancelled prior to the issuance of shares thereunder, is settled in cash in lieu of shares of common stock, or if shares of common stock are issued under the 2021 Plan to a participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such awards and the forfeited or reacquired shares shall again be available for issuance under the 2021 Plan.

Administration.    The board of directors or the compensation committee will administer our 2021 Plan. The board of directors or compensation committee may also delegate concurrent responsibility for administering the 2021 Plan, including with respect to designated classes of eligible persons, to other committees consisting of one or more members of the board of directors, subject to such limitations as the Board deems appropriate, except with respect to grants of awards to participants who are subject to Section 16 of the Exchange Act.

Eligibility.    Employees, officers, directors or related companies may be eligible to participate in our 2021 Plan. An award may also be granted to consultants, agents, advisors and independent contractor for bona fide services rendered to the Company or any related company that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Types of Awards.    The compensation committee shall have the authority, in its sole discretion, to determine the type or types of awards to be granted under the Plan. Our 2021 Plan provides for the following types of awards:

•        Incentive stock options and nonqualified stock options;

•        Stock appreciation rights;

•        Stock awards;

•        Restricted stock;

•        Stock units;

•        Performance awards; and

•        Other stock or cash-based awards.

Corporate Transactions.

In the event we are a party to a merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company, all obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company. Notwithstanding any other provision of the 2021 Plan to the contrary, unless the compensation committee determines otherwise with respect to a particular award, in the event of a change of control, if and to the extent an outstanding award is not converted, assumed, substituted for or replaced by the successor company, then such award will terminate upon effectiveness of the change of control. Prior to the change of control, the plan administrator may approve accelerated vesting and/or lapse of forfeiture or repurchase restrictions with respect to all or a portion of the unvested portions of such awards, any such determinations to be made by the plan administrator in its sole discretion. A change in control includes:

•        certain acquisitions of beneficial ownership of more than 50% of our total voting power;

•        a change in the composition of the board of directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the board of directors cease for any reason to constitute at least a majority of the board, as defined in the 2021 Plan; and

•        the consummation of a company transaction, as defined in the 2021 Plan.

Adjustment of Shares.

In the event that, a stock dividend, stock split, spin off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend that has a material effect on the price of common stock, or other similar occurrence occurs, or a change in the company’s corporate or capital structure results in (i) outstanding shares of common stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments as it, in its sole discretion, deems appropriate in:

•        the maximum number and kind of securities available for issuance under the 2021 Plan;

•        the maximum number and kind of securities issuable as incentive stock options as set forth in the 2021 Plan;

•        the maximum numbers and kind of securities set forth in the 2021 Plan;

•        the maximum number and kind of securities set forth in the 2021 Plan; and

•        the number and kind of securities that are subject to any outstanding award and, if applicable, the per share price of such securities.

Amendments or Termination.

Our board of directors may amend, suspend or terminate the 2021 Plan or any portion of the 2021 Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the 2021 Plan. Subject to the 2021 Plan, the Board may amend the terms of any outstanding award, prospectively or retroactively.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses information regarding outstanding equity awards granted or accrued as of December 31, 2020, for our named executive officers.

Outstanding Equity Awards
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Lior Tal, CEO	3,378,004	—	$0.13	3/20/28	—	—
	1,369,091	617,909	$0.22	5/28/28	—	—
Bruce MacLean(1)	333,333	66,667	$0.13	11/16/27	—	—
	496,875	298,125	$0.22	5/29/25	—	—
Ben Landen	46,875	103,125	$0.23	11/4/29	—	—

____________

(1)      Mr. Maclean’s employment with the Company terminated December 18, 2020. Upon termination of his employment, Mr. MacLean’s unvested options lapsed. Further, Mr. MacLean declined his right to exercise his vested options within 90 days of his employment termination resulting in the cancelation of his vested options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as set forth below and compensation arrangements, including employment, and indemnification arrangements, discussed, there have been no transactions since January 1, 2019, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Amended and Restated Investor Rights Agreement

We have entered into a second amended and restated investor rights agreement with our stockholders, including an entity with which one of our directors is affiliated. These stockholders are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a description of these registration rights, see “Description of Capital Stock — Registration Rights.”

Indemnification Agreements

Our amended and restated certificate of incorporation, which will be effective upon the completion of this offering, will contain provisions limiting the liability of directors, and provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by our board of directors.

We intend to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will provide that we will indemnify each of our directors, executive officers, and such other key employees against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers, to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, subject to the provisions of the DGCL contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Policies and Procedures for Related Party Transactions

In connection with this offering, we expect to adopt a written related party transactions policy that will provide that transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party must be approved by our audit committee. This policy will become effective on the date on which the registration statement of which this prospectus is part is declared effective by the SEC. Pursuant to this policy, the audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two completed fiscal years, and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of June 30, 2021 by (i) any person or group beneficially owning more than 5% of any class of voting securities; (ii) our directors, and; (iii) each of our named executive officers; and (iv) all executive officers and directors as a group as of the date of this prospectus. The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of all listed stockholders is c/o Cyngn Inc., 1015 O’Brien Drive, Menlo Park, CA 94025.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Before Offering(1)	Percentage of Common Stock After Offering(2)
Directors and Officers:
Lior Tal(3)	5,037,875	18.01%	16.10%
Donald Alvarez	—	*	*
Ben Landen(4)	71,875	*	*
Mitch Lasky(5)	9,238,787	40.29%	34.95%
Karen Macleod	—	—	—
Colleen Cunningham	—	—	—
James McDonnell	—	—	—
All Executive Officers and Directors as a Group (7 persons)	14,348,537	58.61%	46.05%

Beneficial owners of more than 5%:
Entities affiliated with Benchmark(5)	9,238,787	40.29%	34.95%
Andreessen Horowitz Fund III, L.P(6)	5,234,828	22.83%	19.80%
Entities affiliated with Redpoint(7)	2,463,851	10.74%	9.32%
PI International Holdings LLC(8)	1,583,200	6.90%	5.99%

____________

*        represents less than 1%

(1)      Represents 951,794 shares of common stock issued and outstanding and includes 21,982,491 shares of common stock currently issuable upon conversion of outstanding shares of the Company’s Series A, Series B and Series C Preferred Stock, at the option of the holders thereof.

(2)      Assumes (i) no exercise by the underwriters of their option to 525,000 additional shares of common stock to cover over-allotments, if any; (ii) no exercise of the underwriters’ warrants; (iii) issuance and sale of 3,500,000 shares in this offering; and (iv) the conversion of the Company’s Series A, Series B and Series C Preferred Stock.

(3)      Represents shares of common stock underlying an aggregate of 4,856,138 options to purchase shares of common stock of the Company which are vested and currently exercisable and shares underlying options which will become exercisable on or before August 29, 2021.

(4)      Represents shares of common stock underlying 65,625 options to purchase shares of common stock of the Company which are vested and currently exercisable and shares underlying options which will become exercisable on or before August 29, 2021.

(5)      Represents (i) 8,948,625 shares of common stock held of record by Benchmark Capital Partners VII, L.P. (“Benchmark VII”) underlying 8,038,585 shares of Series A Preferred Stock, 692,418 shares of Series B Preferred Stock and 217,622 shares of Series C Preferred Stock, and (ii) 290,162 shares of common stock held of record by Benchmark Capital Partners VI, L.P. (“Benchmark VI”) underlying 290,162 shares of Series C Preferred Stock. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole voting and investment power over shares held by Benchmark VII. Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky (a member of the issuer’s board of directors), and Steven M. Spurlock are the managing members of Benchmark Capital Management Co. VII, L.L.C. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole voting and investment power over shares held by Benchmark VI. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky (a member of the issuer’s board of directors), and Steven M. Spurlock are the managing members of Benchmark Capital Management Co. VI, L.L.C. The principal business address for each of these entities is 2965 Woodside Road, Woodside, California 94062.

(6)      Represents 4,947,110 shares of common stock underlying 4,947,110 shares of Series B Preferred Stock and 287,718 shares of common stock underlying 287,718 shares of Series C Preferred Stock. The address of the stockholder is Andreessen Horowitz Fund III, L.P. 2865 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Attn: Robin Casey. Marc Andreessen and Ben Horowitz share voting and dispositive power over the securities held by the stockholder.

(7)     Represents (i) 1,710,026 shares of common stock underlying 1,710,026 shares of Series A Preferred Stock, 560,196 shares of common stock underlying 560,196 shares of Series B Preferred Stock and 132,033 shares of common stock underlying 132,033 shares of Series C Preferred Stock held of record by Redpoint Ventures IV, L.P. (“RV IV”) and (ii) 43,847 shares of common stock underlying 43,847 shares of Series A Preferred Stock, 14,364 shares of common stock underlying 14,364 shares of Series B Preferred Stock and 3,385 shares of common stock underlying 3,385 shares of Series C Preferred Stock held of record by Redpoint Associates IV, L.L.C. (“RA IV,” and together with RV IV, the “Redpoint Entities”). Redpoint Ventures IV, LLC (“RV IV LLC”) is the sole general partner of RV IV and the managers of RV IV LLC commonly control RA IV. Voting and dispositive decisions with respect to the shares held by RV IV and RA IV are made by the managers of RV IV LLC and RA IV: W. Allen Beasley, Jeffrey D. Brody, Satish Dharmaraj, R. Thomas Dyal, Timothy M. Haley, Christopher B. Moore, Scott C. Raney, John L. Walecka and Geoffrey Y. Yang. The address for each of the Redpoint Entities is 2969 Woodside Road, Woodside, CA 94062.

(8)      Represents (i) 250 shares of common stock and (ii) 1,582,950 shares of common stock underlying 1,582,950 shares of Series C Preferred Stock. The address of the stockholder is PI International Holdings LLC 555 Twin Dolphin Dr., Ste. 155, Redwood City, CA 94065. Sandesh Patnam has voting and dispositive power over the securities held by the stockholder.

DESCRIPTION OF SECURITIES

A description of our capital stock and the material terms and provisions of our fifth amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon the completion of this offering and affecting the rights of holders of our capital stock is set forth below. The forms of our fifth amended and restated certificate of incorporation and our amended and restated bylaws to be adopted in connection with this offering are filed as exhibits to the registration statement relating to this prospectus.

Upon completion of this offering, our authorized capital stock will consist of 110,000,000 shares of stock, all with a par value of $0.00001 of which 100,000,000 shares are common stock and 10,000,000 shares are preferred stock

Common Stock

Upon completion of this offering, the Company will have 100,000,000 shares of common stock authorized, of which 26,434,285 shares (assuming no exercise by the underwriters of their option to purchase additional shares) will be issued and outstanding, which includes 21,982,491 shares of common stock into which our existing shares of Series A, Series B and Series C Preferred Stock would have automatically converted into and excludes:

•        8,617,887 shares issuable upon exercise of outstanding options issued under the Company’s 2013 Equity Incentive Plan; and

•        8,195,398 shares reserved for issuance under the Company’s 2013 Equity Incentive Plan, as amended, which will cease to be available for issuance at the time our 2021 Incentive Plan becomes effective.

•        9,695,398 shares reserved for issuance under the Company’s 2021 Incentive Plan, which will become effective in connection with the completion of this offering. Our 2021 Incentive Plan will provide for automatic annual increases in the number of shares reserved under the plan.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation, as amended and restated, provides that there is no cumulative voting for directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights to acquire additional securities issued by the Company.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, after the payment of all claims of the Company’s creditors and preferential amounts to the holders of shares of preferred stock, the remaining assets of the Company legally available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares outstanding held by each such holder.

Preferred Stock

As of the date of this prospectus, 21,982,491 shares of the authorized and unissued preferred stock of the Company are designated in our fourth amended and restated certificate of incorporation, as follows: 10,157,843 shares are Series A Preferred Stock; 6,567,670 shares are Series B Preferred Stock; and 5,256,978 shares are Series C Preferred Stock. Upon completion of this offering, all shares of issued and outstanding Series A, Series B and Series C Preferred Stock will automatically convert into shares of the Company’s common stock, pursuant to the terms of our fourth amended and restated certificate of incorporation as amended which provides that upon either (a) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of gross proceeds to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of preferred stock, voting together as a single class, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class and the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting as a separate class, (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company. The Series A Conversion Price is equal to $0.6842. The Series B Conversion Price is equal to $3.3939. The Series C Conversion Price is equal to $15.7933. Such initial conversion prices stated above and the rate at which shares of preferred stock may be converted into shares of common stock, are subject to adjustment as stipulated in our fourth amended and restated certificate of incorporation.

Upon the completion of this offering, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law, without stockholder approval, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

At any time after the 180 days following the effectiveness of this registration statement, the holders of registrable securities, as described in the second amended and restated investors’ rights agreement, including shares issuable upon the conversion of our outstanding preferred are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the second amended and restated investors’ rights agreement, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered, except for certain expense of counsel which shall be borne by the Company.

Demand Registration Rights

At any time after the 180 days following the effectiveness of this registration statement, the holders of at least a majority of the registrable securities then outstanding, may make a written request that we register all or a portion of such registrable securities, subject to certain specified conditions and exceptions. Such request for registration must cover at least 40% of the registrable securities then outstanding.

Form S-3 Registration Rights

At any time we are eligible to file a registration statement on Form S-3 the holders of at least 30% of the registrable securities then outstanding may make a written request that we that we prepare and file a registration statement on Form S-3 under the Securities Act with respect to registrable securities of such holders having an anticipated aggregate offering price, net of selling expenses, of at least $10 million, the Company, subject to certain specified conditions and exceptions.

Piggyback Registration Rights

If we propose to register any of our securities under the Securities Act in connection with the public offering of such securities solely for cash, the holders of our registrable securities, subject to certain exceptions, be entitled to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including, but not limited to, the right of the underwriters to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering. The piggy-back registration rights with respect to this offering have been waived.

Indemnification

Our second amended and restated investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The registration rights granted under the amended and restated investor rights agreement will terminate on the earlier of the closing of a deemed liquidation event as defined in our fourth amended and restated certificate of incorporation, such time as Rule 144 is available for the sale of all of the holders’ shares without limitation during a three-month period and the fifth anniversary of the completion of this offering.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaw Provisions

Upon the completion of this offering, our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

Classified Board.    Our fifth amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the approval of two-thirds of the combined vote of our then outstanding shares of common stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Supermajority Approvals.    Our amended and restated bylaws will require the approval of two-thirds of the combined vote of our then-outstanding shares of our common stock to amend our bylaws. This will have the effect of making it more difficult to amend our amended and restated bylaws to remove or modify certain provisions.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholder.

Issuance of Undesignated Preferred Stock.    Our board of directors will have the authority, without further action by the holders of our common stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Issuance of Unissued Stock.    Our shares of unissued common stock are available for future issuance without stockholder approval, subject to certain protections afforded to our preferred stock pursuant to our certificate of incorporation, as amended and restated. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management thereby protecting the continuity of our management.

Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

Delaware Law

We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Choice of Forum

Our amended and restated certificate of incorporation provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty by any of our directors, officers or other employees to us or our stockholders; any action asserting a claim against the Company, our directors or officer or employees directors arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws or any other action asserting a claim against us our directors or officers or employees that is governed by the internal affairs doctrine. This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions in our certificate of incorporation to be inapplicable or unenforceable

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Limitations of Liability and Indemnification

Our certificate of incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws, as amended, provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, as amended, subject to the provisions of the DGCL, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Listing

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “CYN” and will begin trading on October 20, 2021.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

After completion of this offering, we will have 26,434,285 shares of common stock outstanding (or 26,959,285 shares if the underwriters’ option to purchase additional shares is exercised in full).

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

We and our directors, officers, employees and holders of at least 10% of our outstanding securities have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock (including any common stock they may obtain on conversion or exercise of other securities) for a period of 120 days from this offering except for our Chief Executive Officer who has agreed to the foregoing restrictions for a period of up to 180 days. Our directors, officers, employees and holders of at least 10% of our outstanding securities have also agreed to a “leak-out” for periods up through 240 days in the case of our directors, officers, employees and 10% stockholders and 360 days in the case of our Chief Executive Officer, after the date of this prospectus. See “Underwriting” on page 82.

Any of the shares held by our officers, directors, employees and 10% and greater stockholders will be subject to lock-up restriction for an initial period of 120 days from the date of the offering described under “Underwriting” (Lock-Up Agreements)” beginning on page 83, except for our Chief Executive Officer who has agreed to lock-up restrictions for a period of 180 days . Our directors, officers, employees and holders of at least 10% of our outstanding securities have also agreed to a “leak-out” for periods up through 240 days after the date of this prospectus in the case of our directors, officers, employees and 10% stockholders and 360 days in the case of our Chief Executive Officer. Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market (except as described above)

•        beginning 120 days and on each of the 180 days and 240 days after the date of this prospectus, for our officers, directors, employees and 10% and greater stockholders, 5,647,905 additional shares will become eligible for sale in the public market, which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

•        beginning 180 days and on each of the 270 days and 360 days after the date of this prospectus, one-third of any shares held by our Chief Executive Officer, will become eligible for sale in the public market. Our Chief Executive Officer currently does not own any shares of our common stock.

Lock-Up and Market Standoff Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers, directors, employees and our 10% and greater stockholders have agreed not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock or any securities convertible into or exercisable or exchangeable for our common stock (the Lock-Up Securities”), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions. In the case of our officers, directors and employees the foregoing restrictions shall apply to all Lock-Up Securities of such persons for 120 days following the effective date of this prospectus, 180 days as to two-thirds of the Lock-Up Securities, and 240 days as to one-third of the Lock-Up Securities. In the case of our Chief Executive Officer, the foregoing restrictions shall apply to the Lock-Up Securities for 180 days following the effective date of this prospectus, 270 days as to two-thirds of the Lock-Up Securities and 360 days and as to one-third of the Lock-up Securities.

Rule 144

In general, Rule 144 provides that once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Common Stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, Rule 144 provides that our affiliates or persons selling shares of our Common Stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares of our Common Stock that does not exceed the greater of:

•        1% of the number of shares of our capital stock then outstanding, which will equal 264,343 shares (or 269,593 shares if the underwriters’ option to purchase additional shares is exercised in full) immediately after the completion of this offering; or

•        the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales of our Common Stock made in reliance upon Rule 144 by our affiliates or persons selling shares of our Common Stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock and warrants applicable to non-U.S. holders who acquire our securities in this offering. This discussion is based on current provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our securities that is not, for U.S. federal income tax purposes, a partnership or any of the following:

•        a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our securities pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States and holders who hold our securities as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our securities.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR SECURITIES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES.

Allocation of Investment in Securities

An investor in this offering will be required to allocate cost of the acquisition of the securities between the shares of common stock and warrants acquired based on their relative fair market values.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “— Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “— Foreign Account Tax Compliance,” dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of Our Securities

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our securities unless:

•        the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•        the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•        we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not and we do not anticipate becoming, a USRPHC

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our securities by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our securities by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except in the case of proceeds from a disposition of our securities by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•        a U.S. person;

•        a “controlled foreign corporation” for U.S. federal income tax purposes;

•        a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•        a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership, or (b) the foreign partnership is engaged in a U.S. trade or business.

Information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any dividends paid on our common stock and a U.S. federal withholding tax of 30% generally will be imposed on gross proceeds from the disposition of our securities (beginning January 1, 2019) paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial U.S. owners” (as defined under FATCA) or, alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our securities.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S., OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

UNDERWRITING

Aegis Capital Corp. (“Aegis”) is acting as the representative of the underwriters and the book-running manager of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Aegis Capital Corp.	3,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•        the representations and warranties made by us to the underwriters are true;

•        there is no material change in our business or the financial markets; and

•        we deliver customary closing documents to the underwriters.

Underwriting Commissions and Discounts and Expenses

The following table shows the per share and total underwriting discounts and commissions we will pay to Aegis. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional securities.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$7.50	$26,250,000	$30,187,500
Underwriting discounts and commissions to be paid by us (7%):	$0.525	$1,837,500	$2,113,125
Underwriting non-accountable expense allowance (1%)(1)	$0.075	$262,500	$301,875
Proceeds, before expenses, to us	$6.90	$24,150,000	$27,772,500

____________

(1)      We have agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds we receive in this offering.

In addition, we have also agreed to pay all expenses in connection with the offering, including the following expenses: (a) all filing fees and communication expenses relating to the registration of the securities to be sold in the offering (including the over-allotment shares) with the SEC; (b) all FINRA public offering filing system fees associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such closing shares and over-allotment shares on Nasdaq; (d) all fees, expenses and disbursements relating to the registration or qualification of such securities under the “blue sky” securities laws of such states and other foreign jurisdictions as Aegis may reasonably designate the costs, if any, of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any Blue Sky Surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (e) the costs of preparing, printing and delivering the securities; (f) fees and expenses of the transfer agent for the securities (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company); (g) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriters; (h) the fees and expenses of the Company’s accountants; and (i) a maximum of $125,000 for fees and expenses including “road show”, diligence and reasonable legal fees and disbursements for underwriters’ counsel.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $809,675.

Over-Allotment Option

We have granted the representative of the underwriters an option to purchase from us, up to 525,000 additional shares of common stock within 45 days from the date of this prospectus to cover over-allotments, if any. The purchase price to be paid per additional share will be equal to the public offering price of one share, as applicable, less the underwriting discount.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, the Company, its executive officers, directors, employees and holders of at least 10% of the Company’s common stock and securities exercisable for or convertible into its common stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any shares of common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriters. In the case of our officers, directors and employees the foregoing restrictions shall apply to all Lock-Up Securities of such persons for 120 days following the effective date of this prospectus, 180 days as to two-thirds of the Lock-Up Securities, and 240 days as to one-third of the Lock-Up Securities. In the case of our Chief Executive Officer, the foregoing restrictions shall apply to the Lock-Up Securities for 180 days following the effective date of this prospectus, 270 days as to two-thirds of the Lock-Up Securities and 360 days and as to one-third of the Lock-up Securities.

Underwriter Warrants

The Company has agreed to issue to Aegis or its designees warrants to purchase up to a total of 4.0% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $9.375 per share (125% of the public offering price) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110. The warrants have been deemed compensation by FINRA and are therefore subject to a 6-month lock-up pursuant to Rule 5110 of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise and will contain provisions for “piggyback” registration rights, for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110. The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

If, for the period ending twelve (12) months from the closing of this offering, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, Aegis has the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis has the right to act as sole bookrunning manager, sole underwriter or sole placement agent for such financing.

Securities Issuance Standstill

We have agreed, for a period of one hundred and twenty (120) days after the closing date of this offering, that we will not, without the prior written consent of the Representative not (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (y) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Representative. The foregoing restrictions will not apply with respect to (i) any shares of common stock issued under any stock option plan described as outstanding in this prospectus, (ii) any shares of common stock issued under the Company’s stock option plans, (iii) the filing by the Company of any registration statement on Form S-8, (iv) ) securities issued in connection with a transaction with an unaffiliated third party that includes a bona fide commercial relationship or any acquisition of assets or acquisition of not less than a majority or controlling portion of the equity of another entity, subject to certain limitations.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•        Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•        Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Company’s common stock or preventing or retarding a decline in the market price of its common stock. As a result, the price of the Company’s common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Company’s common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the Company’s common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, the Company has no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters of U.S. federal securities law related to the offering will be passed upon for the underwriters by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The consolidated financial statements included in this registration statement as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.cyngn.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CYNGN INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED

JUNE 30, 2021 AND 2020

WITH COMPARATIVE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

CYNGN INC. AND SUBSIDIARIES

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2021 AND 2020

	UNAUDITED
	June 30,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$3,404,381	$9,754,075
Restricted cash	400,000	400,000
Prepaid expenses and other current assets	87,181	54,606
Total current assets	3,891,562	10,208,681

Property and equipment, net	101,393	245,293
Intangible assets, net	32,650	36,117
Total Assets	$4,025,605	$10,490,091

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	130,052	7,200
Accrued expenses and other current liabilities	246,276	166,548
Total current liabilities	376,328	173,748

Note payable, Paycheck Protection Program	1,598,880	696,545
Total liabilities	1,975,208	870,293

Commitments and contingencies (Note 11)
Stockholders’ Equity
Convertible preferred stock, Par $0.00001; 21,982,491 shares authorized, issued and outstanding as of June 30, 2021 and 2020	220	220
Common stock, Par $0.00001; 42,000,000 shares authorized, 951,794 and 949,086 shares issued and outstanding as of June 30, 2021 and 2020, respectively	10	10
Additional paid-in capital	114,387,563	114,288,675
Accumulated deficit	(112,337,396)	(104,669,107)
Total stockholders’ equity	2,050,397	9,619,798

Total Liabilities and Stockholders’ Equity	$4,025,605	$10,490,091

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	UNAUDITED
	June 30,
	2021	2020
Revenue	$—	$—

Operating expenses:
Research and development	1,766,186	2,678,419
General and administrative	1,877,118	1,680,138
Total operating expenses	3,643,304	4,358,557

Loss from operations	(3,643,304)	(4,358,557)

Other (expense) income
Interest (expense) income	(6,043)	33,976
Other income	5,952	10,669
Total other (expense) income	(91)	44,645

Net loss	$(3,643,395)	$(4,313,912)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(3.83)	$(4.55)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	951,794	949,086

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	Convertible preferred par value $0.00001		Common stock par value $0.00001		APIC	Accum. Deficit	Total equity
	Shares	Amount	Shares	Amount
Balance as of December 2019 (audited)	21,982,491	220	949,086	10	114,159,150	(100,355,194)	13,804,186
Exercise of stock options	—	—	2,708	—	623	—	623
Purchase of stock	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	128,903	—	128,903
Net loss	—	—	—	—	—	(4,313,912)	(4,313,912)
Balance as of June 2020 (unaudited)	21,982,491	220	951,794	10	114,288,676	(104,669,106)	9,619,800
Exercise of stock options	—	—	—	—	—	—	—
Purchase of stock	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	2,829	—	2,829
Net loss	—	—	—	—		(4,024,895)	(4,024,895)
Balance as of December 2020 (audited)	21,982,491	220	951,794	10	114,291,505	(108,694,001)	5,597,734
Exercise of stock options	—	—	—	—	—	—	—
Purchase of stock	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	96,058	—	96,058
Net loss	—	—	—	—	—	(3,643,395)	(3,643,395)
Balance as of June, 2021 (unaudited)	21,982,491	$220	951,794	$10	$114,387,563	$(112,337,396)	$2,050,397

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	UNAUDITED
	June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(3,643,395)	$(4,313,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	45,818	45,818
Stock-based compensation	96,058	128,903

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(38,329)	28,018
Accounts payable and accrued expenses	57,036	(109,151)
Other current liabilities	(61,126)	(3,319)
Net cash used in operating activities	(3,543,938)	(4,223,643)

Cash flows from investing activities
Purchase of property, plant, and equipment	(7,523)	—
Disposal of assets	(4,150)	—
Net cash used in investing activities	(11,673)	—

Cash flows from financing activities
Proceeds from note payable	903,802	696,545
Proceeds from exercise of stock options	—	623
Net cash provided by financing activities	903,802	697,168

Net decrease in cash and cash equivalents and restricted cash	(2,651,809)	(3,526,475)
Cash and cash equivalents and restricted cash, beginning of period	6,456,190	13,680,550
Cash and cash equivalents and restricted cash, end of period	$3,804,381	$10,154,075

Supplemental disclosure of cash flow
Cash paid during the period for interest and taxes	$—	$—

See accompanying notes to consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CYNGN Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CYNGN Inc. (the “Company”) as of December 31, 2020 and December 31, 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2021

San Jose, California

September 2, 2021

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
Assets
Current assets
Cash and cash equivalents	$6,056,190	$13,280,550
Restricted cash	400,000	400,000
Prepaid expenses and other current assets	48,852	82,626
Total current assets	6,505,042	13,763,176
Property and equipment, net	133,805	289,378
Intangible assets, net	34,383	37,850
Total Assets	$6,673,230	$14,090,404

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	73,016	116,351
Accrued expenses and other current liabilities	307,402	169,867
Total current liabilities	380,418	286,218
Note payable, Paycheck Protection Program	695,078	—
Total liabilities	1,075,496	286,218

Commitments and contingencies (Note 11)

Stockholders’ Equity
Convertible preferred stock, Par $0.00001; 21,982,491 shares authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	220	220
Common stock, Par $0.00001; 42,000,000 shares authorized, 951,794 and 949,086 shares issued and outstanding as of December 31, 2020 and 2019, respectively	10	10
Additional paid-in capital	114,291,505	114,159,150
Accumulated deficit	(108,694,001)	(100,355,194)
Total stockholders’ equity	5,597,734	13,804,186
Total Liabilities and Stockholders’ Equity	$6,673,230	$14,090,404

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Revenue	$—	$124,501

Operating expenses:
Research and development	5,120,979	5,707,705
General and administrative	3,252,649	3,982,491
Total operating expenses	8,373,628	9,690,196
Loss from operations	(8,373,628)	(9,565,695)

Other (expense) income
Interest income	39,841	230,521
Other expenses	(5,020)	—
Total other (expense) income	34,821	230,521
Net loss	$(8,338,807)	$(9,335,174)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(8.78)	$(9.92)
Weighted-average basic and diluted shares used in computing net loss per share attributable to ordinary shareholders	949,544	940,867

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Convertible Preferred Stock par value $0.00001		Common stock par value $0.00001		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	21,982,491	$220	924,649	$10	$113,943,131	$(91,020,020)	$22,923,341
Exercise of stock options	—	—	18,187	—	2,274	—	2,274
Purchase of common stock	—	—	6,250	—	550	—	550
Stock-based compensation	—	—	—	—	213,195	—	213,195
Net loss	—	—	—	—	—	(9,335,174)	(9,335,174)
Balance as of December 31, 2019	21,982,491	220	949,086	10	114,159,150	(100,355,194)	13,804,186
Exercise of stock options	—	—	2,708	—	623	—	623
Stock-based compensation	—	—	—	—	131,732	—	131,732
Net loss	—	—	—	—	—	(8,338,807)	(8,338,807)
Balance as of December 31, 2020	21,982,491	$220	951,794	$10	$114,291,505	$(108,694,001)	$5,597,734

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Cash flows from operating activities
Net loss	$(8,338,807)	$(9,335,174)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	159,040	159,275
Stock-based compensation	131,733	213,195

Changes in operating assets and liabilities:
Accounts receivable	—	166,000
Prepaid expenses and other current assets	33,774	(47,360)
Accounts payable and accrued expenses	(43,335)	(47,400)
Other current liabilities	137,534	(480,489)
Net cash used in operating activities	(7,920,061)	(9,371,953)

Cash flows from financing activities
Proceeds from note payable	695,078	—
Proceeds from exercise of stock options	623	2,274
Proceeds from purchase of common stock	—	550
Net cash provided by financing activities	695,701	2,824
Net decrease in cash and cash equivalents, and restricted cash	(7,224,360)	(9,369,129)
Cash and cash equivalents and restricted cash, beginning of year	13,680,550	23,049,679
Cash and cash equivalents and restricted cash, end of year	$6,456,190	$13,680,550

Supplemental disclosure of cash flow
Cash paid during the period for interest and taxes	$—	$—

See accompanying notes to consolidated financial statements.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

CYNGN Inc., together with its subsidiaries (collectively, “Cyngn” or the “Company”) was incorporated in Delaware in 2013. Cyngn Singapore PTE. LTD., a Singaporean limited company organized in 2015 and Cyngn Philippines, Inc., a Philippines corporation incorporated in 2018 are wholly owned subsidiaries. The Company is headquartered in Menlo Park, CA. Cyngn develops autonomous driving software that can be deployed on multiple vehicle types in various environments. The Company has been operating autonomous vehicles in production environments. Built and tested in difficult and diverse real-world environments, the self-driving system (DriveMod), fleet management system, and Software Development Kit combine to create a full-stack advanced autonomy solution designed to be modular, extendable, and safe. The Company operates one business segment.

Liquidity

As an early-stage growth company, Cyngn’s ability to access capital is critical.

The Company has incurred losses from operations since inception. The Company incurred net losses of ($3.6) million and ($4.3) million for the six months ended June 30, 2021 and 2020, respectively, and ($8.3) million and ($9.3) million for the years ended December 31, 2020, and 2019, respectively. Accumulated deficit amounted to ($112.3) million and ($104.7) million as of June 30, 2021 and 2020, respectively, and ($108.7) million and ($100.4) million as of December 31, 2020 and 2019, respectively. Net cash used in operating activities was $3.6 million and $4.2 million for the six months ended June 30, 2021 and 2020, respectively, and $7.9 million and $9.4 million for the years ended December 31, 2020, and 2019, respectively.

The Company’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating costs and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of June 30, 2021, the Company’s unrestricted balance of cash and cash equivalents was $3.4 million. As of December 31, 2020, the Company’s unrestricted balance of cash and cash equivalents was $6.1 million.

Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Company has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of this report on its consolidated financial statements. Based on the above considerations, the Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements for the six months ended June 30, 2021 and 2020 are unaudited and include all normal adjustments necessary for a fair presentation of the Company’s financial position at June 30, 2021 and 2020, and its results of operations and cash flows for the period then ended. These unaudited financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2020 and 2019.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated upon consolidation.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign Currency Translation

The functional and reporting currency for Cyngn is the U.S. dollar. Monetary assets and liabilities denominated in currencies other than U.S. dollar are translated into the U.S. dollar at period end rates, income and expenses are translated at the weighted average exchange rates for the period and equity is translated at the historical exchange rates. Foreign currency translation adjustments and transactional gains and losses are immaterial to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates and judgments include but are not limited to share-based compensation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company’s cash is placed with high-credit-quality financial institutions and issuers, and at times exceeds federally insured limits. The Company limits its concentration of risk in cash equivalents by diversifying its investments among a variety of industries and issuers. The Company has not experienced any credit loss relating to its cash equivalents.

Concentration of Supplier Risk

The Company is not currently in the production stage and generally utilizes suppliers for outside development and engineering support. The Company does not believe that there is any significant supplier concentration risk as of June 30, 2021 and 2020 and December 31, 2020 and 2019.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of June 30, 2021 and 2020., the Company had $3.4 million and $9.8 million of cash and cash equivalents. As of December 31, 2020 and 2019 the Company had $6.1 million and $13.3 million of cash and cash equivalents.

In addition, as of June 30, 2021 and 2020 and December 31, 2020 and 2019, the Company had $400,000 in restricted cash reported separately as current assets on the consolidated balance sheet. The Company’s restricted cash consists of cash that the Company is obligated to maintain in accordance with the terms of its credit card spending arrangement.

Fair Value of Financial Instruments

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2: Observable inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of cash equivalents and accounts payable are reasonable estimates of their fair value due to the short-term nature of these accounts.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a straight-line basis over each asset’s estimated useful life.

Property and Equipment	Useful life
Machinery and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of 3 years or lease term
Automobile	5 years

Leases

The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 842. All contracts are evaluated to determine whether or not they represent a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Leases are classified as finance or operating in accordance with the guidance in ASC 842. The Company does not hold any finance leases. The Company has elected to adopt the short-term lease exemption in ASC 842 and as such has not recognized a “right of use” asset or lease liability in the consolidated balance sheets as of June 30, 2021 and 2020, and December 31, 2020 and 2019.

Long-Lived Assets and Finite Lived Intangibles

The Company has finite lived intangible assets consisting of patents and trademarks. These assets are amortized on a straight-line basis over their estimated remaining economic lives. The patents and trademarks are amortized over 15 years.

The Company reviews its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events and circumstances the Company monitors and considers include significant decreases in the market price of similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flow it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of June 30, 2021 and 2020, and December 31, 2020 and 2019.

There are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of or changes in tax laws, regulations and interpretations thereof as well as other factors.

Convertible Preferred Stock

The Company has applied the guidance in Accounting Standards Codification (“ASC”) 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has classified all of its outstanding convertible preferred shares as permanent equity. The Company records shares of convertible preferred stock at their respective issuance price, net of issuance costs. The Company’s convertible preferred stock share’s redemption and conversion provisions are not exclusively at the option of the holder and are contingent on certain deemed liquidation events not solely within the Company’s control.

Stock-based Compensation

The Company recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. The Company recognizes stock-based compensation cost and reverses previously recognized costs for unvested awards in the period forfeitures occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield.

Net Loss Per Share Attributable to Ordinary Shareholders

The Company computes loss per share attributable to ordinary shareholders by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised into shares. In calculating diluted net loss per share, the numerator is adjusted for the change in the fair value of the shares (only if dilutive) and the denominator is increased to include the number of potentially dilutive common shares assumed to be outstanding (see Note 8).

Research and Development Expense

Research and development expense consist primarily of outsourced engineering services, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Selling, General, and Administrative Expense

Selling, general, and administrative expense consist primarily of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and advertising costs.

Commitments

The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount the Company accrues the minimum amount in the range. There have been no such liabilities recorded by the Company as of June 30, 2021 and 2020 and December 31, 2020 and 2019.

Segment Reporting

The Company’s chief operating decision maker, its Chief Executive Officer, manages its operations and business as one operating segment for the purposes of allocating resources, makes operating decisions and evaluates financial performance. Minimal product revenue has been generated since inception and substantially all assets are held in the United States.

Revenue Recognition

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) and recognizes revenue upon the transfer of goods or services in an amount that reflects the expected consideration received in exchange for those goods or services. The Company recognized $124,000 of revenue in 2019 under one nonrecurring contract. The Company has not generated any other revenue for the years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021 and 2020.

Recent Accounting Standards

There were no significant updates to the recently issued accounting standards. Although there are several other new accounting standards issued or proposed by the FASB, the Company does not believe any of those accounting standards have had or will have a material impact on its financial position or operating results.

3. BALANCE SHEET COMPONENTS

Property and Equipment

Property and equipment is comprised of the following:

	June 30,
	2021	2020
Automobiles	$325,406	$325,406
Furniture and fixtures	125,000	125,000
Computer and Equipment	32,829	364,352
Property and equipment, gross	483,235	814,758
Less: accumulated depreciation and amortization	(381,842)	(569,465)
Total property and equipment, net	$101,393	$245,293

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

3. BALANCE SHEET COMPONENTS (cont.)

Depreciation expense for the six months ended June 30, 2021 and 2020 was $44,086 and $44,086, respectively.

	December 31,
	2020	2019
Automobiles	$325,406	$325,406
Furniture and fixtures	125,000	125,000
Computer and Equipment	26,157	364,352
Property and equipment, gross	476,563	814,758
Less: accumulated depreciation and amortization	(342,758)	(525,380)
Total property and equipment, net	$133,805	$289,378

Depreciation expense for the years ended December 31, 2020 and 2019 was $155,573 and $155,809, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities are comprised of the following:

	June 30,
	2021	2020
Credit card payable	$14,509	$39,562
Accrued expenses	26,167	31,843
Accrued payroll	205,600	95,143
Total accrued expenses and other current liabilities	$246,276	$166,548
	December 31,
	2020	2019
Credit card payable	$37,455	$55,775
Accrued expenses	175,761	33,638
Accrued payroll	94,186	80,454
Total accrued expenses and other current liabilities	$307,402	$169,867

On March 27, 2020, the United States Congress passed the Coronavirus, Aid, Relief and Economic Security Act (CARES Act) in response to the economic impact of the COVID-19 pandemic in the United States (see Note 13). Section 2302 of the CARES Act allowed employers to defer the deposit and payment of the employer’s share of social security taxes that were otherwise required to be deposited between March 27 and December 31, 2020, and to pay the deferred taxes in two installments — with the first half due on December 31, 2021, and the remainder by December 31, 2022. Between May 1 and December 31, 2020, the Company deferred social security taxes due amounting to $135,916.

4. LEASES

The Company leases its office space under a recurring lease agreement, with the current 1-year lease agreement entered into on March 2021, expiring in February 2022. Monthly payments are approximately $15,500 and the lease can be renewed for an additional year at the option of the Company. Future minimum payments under the primary terms of the lease are approximately $179,000 for the year ending December 31, 2021 and $31,000 in 2022 until the expiration of the lease in February 2022.

Rent expense for the six months ended June 30, 2021 and 2020 was $114,882 and $70,870, respectively.

Rent expense for the years ended December 31, 2020 and 2019 was $229,019 and $232,778, respectively.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

5. INTANGIBLE ASSETS, NET

The gross carrying amount and accumulated amortization of separately identifiable intangible assets are as follows:

	As of June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patent	$7,000	$(3,850)	$3,150
Trademark	45,000	(15,500)	29,500
Total intangible assets	$52,000	$(19,350)	$32,650
	As of June 30, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patent	$7,000	$(3,383)	$3,617
Trademark	45,000	(12,500)	32,500
Total intangible assets	$52,000	$(15,883)	$36,117
	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patent	$7,000	$(3,617)	$3,383
Trademark	45,000	(14,000)	31,000
Total intangible assets	$52,000	$(17,617)	$34,383
	As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patent	$7,000	$(3,150)	$3,850
Trademark	45,000	(11,000)	34,000
Total intangible assets	$52,000	$(14,150)	$37,850

Amortization expense for each of the six months ended June 30, 2021 and 2020 was $1,733.

Amortization expense for each of the years ended December 31, 2020, and 2019 was $3,467.

Estimated amortization expense for all intangible assets subject to amortization in future years is expected to be:

Amortization
Six month period ending December 2021	$1,733
Twelve-month period ending 2022	3,467
Twelve-month period ending 2023	3,467
Twelve-month period ending 2024	3,467
Thereafter	20,516
Total	$32,650
Amortization
Years Ended December 31,
2021	$3,467
2022	3,467
2023	3,467
2024	3,467
2025	3,467
Thereafter	17,048
Total	$34,383

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

6. DEBT

Paycheck Protection Program Note

In April 2020, the Company entered into a Note with JPMorgan Chase (the “Lender”) under the U.S. Small Business Administration (SBA) Paycheck Protection Program (“PPP”) established under Section 1102 of the CARES Act, pursuant to which the Company borrowed $695,078 (the “Note”). The Note accrues interest at a rate of 0.98% per annum and matures in 24 months from the date of the Note. The loan may be repaid at any time with no prepayment penalty. The Company intends to use the proceeds for purposes consistent with the PPP. To the extent that amounts owed under the PPP Note, or a portion of them, are not forgiven, the Company will be required to make principal and interest payments. No payments are required until the date the SBA makes a determination on the amount of loan forgiveness. The Company recognized accrued interest of $7,047 and $1,467 on the outstanding balance of the Note as of June 30, 2021 and 2020.

In February 2021, the Company entered into a second Note (the “PPP2 Note”) with the Lender, pursuant to which the Lender agreed to make a loan to the Company under the PPP offered by the SBA in a principal amount of $892,115 pursuant to Title 1 of the CARES Act. The PPP2 Note matures in five years with interest accruing at 1% per annum. Proceeds of the PPP2 Note are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; rent; utilities; and interest on certain other outstanding debt. Forgiveness of the PPP2 Note will be calculated in part with reference to the Company’s full time headcount during one of three covered period options available (eight week, sixteen week, or twenty four week period) following the funding of the PPP2 Note. The Company recognized accrued interest of $3,172 on the outstanding balance of the PPP2 Note as of June 30, 2021.

7. CAPITAL STRUCTURE

Common Stock

The Company is authorized to issue 42,000,000 shares of Common Stock with a par value of $0.00001 per share. As of June 30, 2021 and 2020, the Company had 950,794 shares of Common Stock issued and outstanding. As of December 31, 2020 and December 31, 2019, the Company had 950,794 and 948,086 shares of Common Stock issued and outstanding, respectively. Holders of common stock have no preemptive, conversion or subscription rights and there is no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Convertible Preferred Stock

As of June 30, 2021 and 2020, and December 31, 2020 and December 31, 2019, the Company’s Certificate of Incorporation authorized the Company to issue up to 21,982,491 shares for each year, of preferred stock at a par value of $0.00001, respectively.

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences at December 31, 2020 and December 31, 2019 were as follows:

Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Gross Proceeds
Series A	10,157,843	10,157,843	0.6842	6,949,996	6,949,996
Series B	6,567,670	6,567,670	3.3939	22,290,015	22,290,015
Series C	5,256,978	5,256,978	15.7933	83,025,031	83,025,031
	21,982,491	21,982,491		112,265,042	112,265,042

As of both December 31, 2020 and December 31, 2019, the Company netted issuance costs of $485,676 against the proceeds from preferred stock.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7. CAPITAL STRUCTURE (cont.)

Dividends

The holders of preferred stock are entitled to receive dividends, when and if declared by the Company’s Board of Directors, out of any legally available funds. The holders of preferred stock are entitled to receive dividends, prior and in preference to dividends declared on common stock, at the rate of: Series A — $0.0411 per share per annum; Series B — $0.2036 per share per annum; and Series C — $0.9476 per share per annum. Dividends are non-cumulative and will be paid pro rata, on an equal priority, pari passu basis. After payment of preferred stock dividends, any additional dividends will be paid ratably among holders of common stock and preferred stock on an as converted to Common Stock basis. As of June 30, 2021 and 2020 and December 31, 2020, and December 31, 2019, no dividends have been declared.

Conversion

Each share of preferred stock is convertible to Common Stock, at the option of the holder, at any time after the date of issuance at a rate of dividing the original issuance price by the conversion price. As the conversion price is initially equal to the original issuance price, the preferred stock is currently convertible on a 1:1 basis, subject to certain adjustments.

Voting

The holder of each share of Preferred Stock is entitled to voting rights equal to the number of shares of common stock.

Preferred stockholders shall cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible. So long as any shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect one director of the Corporation. So long as any shares of Series B Preferred Stock remain outstanding, the holders of the Series B Preferred Stock, voting as a separate class, are entitled to elect one director of the Corporation. So long as any shares of Series C Preferred Stock remain outstanding, the holders of the Series C Preferred Stock, voting as a separate class, are entitled to elect one director of the Corporation. The holders of Common Stock, voting as a separate class, are entitled to elect two directors of the Corporation. The holders of Preferred Stock and Common Stock, on an as converted to basis, are entitled to elect any remaining members to the Board of Directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock on a pari passu basis, are entitled to receive, prior to and in preference over holders of common stock, an amount equal to the original issuance price — Series A — $0.6842 per share; Series B — $3.3939 per share; and Series C — $15.7933 per share. 2) If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amount which would otherwise be payable in respect to the share of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

8. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table summarizes the computation of basic and diluted loss per share:

	Six months Ended June 30,
	2021	2020
Net loss attributable to common stockholders	$(3,643,395)	$(4,313,912)
Basic and diluted weighted average common shares outstanding	951,794	949,086
Loss per share:
Basic and diluted	$(3.83)	$(4.55)

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS (cont.)

	Year Ended December 31,
	2020	2019
Net loss attributable to common stockholders	$(8,338,807)	$(9,335,174)
Basic and diluted weighted average common shares outstanding	949,544	940,867
Loss per share:
Basic and diluted	$(8.77)	$(9.91)

Basic loss per share is based upon the weighted average number of shares of common stock outstanding during the period. Diluted loss per share would include the effect of unvested restricted stock awards and the convertible preferred Stock; however, such items were not considered in the calculation of the diluted weighted average common shares outstanding since they would be anti-dilutive. Potentially dilutive securities excluded from the calculation of diluted shares outstanding are shown below:

	Six Months Ended June 30,
	2021	2020
Unvested restricted shares	12,020,450	12,792,786
Common shares issuable upon conversion of preferred stock	21,982,491	21,982,491
Total	34,002,941	34,775,277
	Year Ended December 31,
	2020	2019
Unvested restricted shares	10,652,680	11,773,957
Common shares issuable upon conversion of preferred stock	21,982,491	21,982,491
Total	32,635,171	33,756,448

9. STOCK-BASED COMPENSATION EXPENSE

Stock-Based Compensation

The Company measures employee and director stock-based compensation awards based on the award’s estimated fair value on the date of grant. Expense associated with these awards is recognized using the straight-line attribution method over the requisite service period for stock options, RSUs and restricted stock, and is reported in our consolidated statements of comprehensive loss.

The fair value of our stock options is estimated, using the Black-Scholes option-pricing model. The resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award. The Company has elected to recognize forfeitures as they occur. Stock options generally vest over four years and have a contractual term of ten years.

Determining the grant date fair value of options requires management to make assumptions and judgments. These estimates involve inherent uncertainties and if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

The assumptions and estimates for valuing stock options are as follows:

•        Fair value per share of Company’s common stock.    Because there is no public market for Cyngn’s common stock, our Board of Directors, with the assistance of a third-party valuation specialist, determined the common stock fair value at the time of the grant of stock options by considering a number of objective and subjective factors, including our actual operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in the company, and the likelihood of achieving a liquidity event among other factors.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9. STOCK-BASED COMPENSATION EXPENSE (cont.)

•        Expected volatility.    The Company determines the expected volatility based on historical average volatilities of similar publicly traded companies corresponding to the expected term of the awards.

•        Expected term.    The Company determines the expected term of awards which contain only service conditions using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award, as the Company does not have sufficient historical data relating to stock-option exercises.

•        Risk-free interest rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.

•        Estimated dividend yield.    The estimated dividend yield is zero, as the Company does not currently intend to declare dividends in the foreseeable future.

Equity Incentive Plans

In February 2013, the Board of Directors adopted the 2013 Equity Incentive Plan (“2013 Plan”). The 2013 Plan authorizes the award of stock options, stock appreciation rights, restricted stock awards, stock appreciation rights, RSUs, performance awards, and other stock or cash awards. As of December 31, 2020, approximately 9,821,567 shares of common stock were reserved and available for issuance under the 2013 Plan.

Options issued under the Plans generally vest based on continuous service provided by the option holder over a four-year period. Compensation expense related to these options is recognized on a straight-line basis over the four-year period based upon the fair value at the grant date. The following table sets forth the summary of options activity for the years ended December 31, 2020 & 2019:

	Shares	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Outstanding as of December 31, 2018	8,421,471	$0.20	7.4	$387,720
Granted	523,750	$0.23
Exercised	(17,187)	$0.31		$0
Cancelled/forfeited	(1,556,563)	$0.20
Outstanding as of December 31, 2019	7,371,471	$0.20	8.0	$418,500
Granted	165,000	$0.23
Exercised	(2,708)	$0.23		$0
Cancelled/forfeited	(541,045)	$0.21
Outstanding as of December 31, 2020	6,992,718	$0.20	7.0	$406,194
Vested and expected to vest at December 31, 2020	6,992,718	$0.20	7.0	$406,194
Vested and exercisable at December 31, 2020	5,979,428	$0.20	6.9	$398,584
Vested	316,730	0.23
Exercised	—	—
Cancelled/forfeited	(935,725)	$0.21
Outstanding as of June 30, 2021	5,360,433	$0.20	6.9	$1,073,887

The fair value of a stock option is estimated using an option-pricing model that takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. The

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9. STOCK-BASED COMPENSATION EXPENSE (cont.)

Company has used the simplified method in calculating the expected term of all option grants based on the vesting period and contractual term. Compensation costs related to share-based payment transactions are recognized in the financial statements upon satisfaction of the requisite service or vesting requirements.

The weighted average per share grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.07 and $0.07 respectively. The following weighted average assumptions were used in estimating the grant date fair values in 2020 and 2019:

	Twelve months ended December 31,
	2020	2019
Fair value of common stock	$0.23	$0.23
Expected term (in years)	6.00	6.00
Risk-free rate	0.68%	1.70%
Expected volatility	29.34%	28.25%
Dividend yield	0%	0%

During the six months ended June 31, 2021 and 2020, we recorded stock-based compensation expense from stock options of approximately $96,058 and $128,903, respectively.

During the twelve months ended December 31, 2020 and 2019, we recorded stock-based compensation expense from stock options of approximately $131,733 and $213,194, respectively.

As of December 31, 2020, total unrecognized stock-based compensation cost related to outstanding unvested stock options that are expected to vest was $65,247. This unrecognized stock-based compensation cost is expected to be recognized over a weighted-average period of approximately 1.8 years.

10. RETIREMENT SAVINGS PLAN

Effective November 17, 2017, Cyngn Inc. established the Cyngn Inc. 401(k) Plan for the exclusive benefit of all eligible employees and their beneficiaries with the intention to provide a measure of retirement security for the future. This plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and qualifies under Section 401(k) of the Internal Revenue Code. Cyngn, Inc. did not offer and has not provided a company match for the years ended December 31, 2020 and 2019.

11. INCOME TAXES

Due to the Company’s net losses for the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, and since the Company has a full valuation allowance against deferred tax assets, there was no tax provision or benefit for income taxes recorded other than minimum amounts required for state tax purposes.

Net loss before provision for income taxes consisted of the following:

	Fiscal year ended
	December 31, 2020	December 31, 2019
United States	$(8,176,419)	$(9,328,511)
International	(162,388)	(6,663)
Total net loss before provision for income taxes	$(8,338,807)	$(9,335,174)

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11. INCOME TAXES (cont.)

Income tax expense for the years ended December 31, 2020 and December 31, 2019 consisted of:

Fiscal year ended
	December 31, 2020	December 31, 2019
Current:
Federal	$—	$—
State	800	800
Foreign	—	—
Total current tax expense	800	800
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax expense	—	—
Total income tax expense	$800	$800

The California franchise tax is $800 and is due yearly. This yearly amount is included in general and administrative expenses on the consolidated statements of operations.

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 related to the following:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Intangibles	$2,299,275	$4,243,797
Net operating losses and credit carryover	28,834,590	24,668,551
State taxes	168	168
Fixed Assets	101,694	117,299
Stock-based compensation	90,726	86,805
Accruals and other	38,034
Gross deferred tax assets	31,364,488	29,116,621
Valuation allowance	(31,364,488)	29,116,621
Net deferred tax assets:	$—	$—

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all or some portion of the deferred tax assets will not be realized; and accordingly, for the years ending December 31, 2020 and December 31, 2019, the Company has provided a valuation allowance against the Company’s U.S. net deferred tax assets. The net change in the valuation allowance for the year ended December 31, 2020 was a decrease of ($2,247,867).

As of December 31, 2020, the Company had net operating loss carryforwards for federal and state income tax purposes of $90,582,509 and $93,304,854, respectively, which will begin to expire in 2034 with $55,245,312 of our federal net operating loss carryforward lasting indefinitely.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11. INCOME TAXES (cont.)

As of December 31, 2020, the Company had federal and state research credit carryforwards of $3,526,261 and $1,497,003, respectively. The federal research credit carryforwards will begin to expire in 2023 while the California research credits carry forward have an indefinite life.

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382 (“IRC Section 382”). Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions.

As of December 31, 2020, and 2019, the total amount of gross unrecognized tax benefits was $1,412,668, including no interest and penalties. As of December 31, 2020, $1,412,668 of the total unrecognized tax benefits, if recognized, would have an impact on the Company’s effective tax rate. The Company estimates that there will be no material changes in its uncertain tax positions in the next 12 months. In accordance with FASB ASC 740, the Company has adopted the accounting policy that interest and penalties recognized are classified as part of its income taxes. Total interest and penalties recognized in the consolidated statements of operations was zero for 2020 and 2019.

The following shows the changes in the gross amount of unrecognized tax benefits as of December 31, 2019 and 2020:

Balance as of January 1, 2019	$1,183,447
Gross amount of increases in unrecognized tax benefits for tax positions taken in current year	229,221
Gross amount of decreases in unrecognized tax benefits for tax positions taken in prior year	—
Balance as of December 31, 2019	1,412,668
Gross amount of increases in unrecognized tax benefits for tax positions taken in current year	—
Gross amount of decreases in unrecognized tax benefits for tax positions taken in prior year	—
Balance as of December 31, 2020	$1,412,668

The Company files income tax returns in the US federal and various state jurisdictions. The Company’s tax years for 2017 and forward are subject to examination by the US tax authorities. The Company’s tax years for 2016 and forward are subject to examination by various state tax authorities. However, due to the fact that the Company had loss and credits carried forward in some jurisdictions, certain items attributable to technically closed years are still subject to adjustment by the relevant taxing authority through an adjustment to tax attributes carried forward to open years. The Company files U.S. and foreign income tax returns with varying statutes of limitations. Due to the Company’s net carryover of unused operating losses, all years remain subject to future examination by tax authorities.

12. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. There is no material pending or threatened litigation against the Company that remains outstanding as of June 30, 2021 and 2020 and December 31, 2020 and 2019.

The Company was subject to a lawsuit with a landlord and settled the lawsuit in March 2019 and paid $455,172 in 2019 which is recorded in general and administrative expenses.

CYNGN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13. RISK AND UNCERTAINTY

COVID-19. A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a pandemic by the World Health Organization. Our business has largely operated in a work-from-home environment since its inception and, as a result, has experienced limited disruption due to this pandemic. The leadership team continues to focus on the highest level of safety measures to protect our employees. We have not experienced a material impact to our financial results to date, however, COVID-19 continues to present significant uncertainty in the future economic outlook for our customers and the markets we serve.

14. SUBSEQUENT EVENTS

The Company performed a review of events subsequent to the balance sheet date through the date the financial statements were issued and determined that there were no other events requiring recognition or disclosure in the financial statements, other than as described below.

In July 2021, the Company’s Board of Directors passed a resolution that approved to grant options to purchase 2,692,000 shares of the Company’s common stock at $2.88 per share to certain employees of the Company under the 2013 Plan.

3,500,000 Shares of Common Stock

Cyngn Inc.

_____________________

PROSPECTUS

_____________________

Aegis Capital Corp.

October 19, 2021

Until and including November 13, 2021 (25 days after the date of this prospectus), all dealers effecting transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.